Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among:

SOCIETAL CDMO, INC.,

CORERX, INC.,

and

CANE MERGER SUB, INC.

Dated as of February 28, 2024

-i-

(continued)

-ii-

(continued)

Annexes

Annex I	Conditions to the Offer

Exhibits

Exhibit A	Form of Support Agreement
Exhibit B	Articles of Incorporation of the Surviving Corporation

-iii-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of February 28, 2024 (the “Agreement Date”), by and among CoreRx, Inc., a Florida corporation (“Parent”), Cane Merger Sub, Inc., a Pennsylvania corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Societal CDMO, Inc., a Pennsylvania corporation (the “Company”). Certain capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article 1.

Recitals

WHEREAS, Parent has agreed to cause Merger Sub to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (the “Shares”) for $1.10 per Share (such amount, or any higher amount per Share paid pursuant to the Offer, being the “Offer Price”), in cash, subject to applicable withholding Taxes, if any, and without interest.

WHEREAS, as soon as practicable following the consummation of the Offer, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and as a wholly owned Subsidiary of Parent (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby, (i) each issued and outstanding Share (other than the Excluded Shares and Dissenting Shares) shall be converted into the right to receive the Offer Price, upon the terms and conditions set forth in this Agreement and in accordance with the Pennsylvania Business Corporation Law (“PBCL”) and (ii) the Company shall become a wholly owned Subsidiary of Parent as a result of the Merger.

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to, and in the best interest of the Company and its shareholders, (ii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement, (iii) resolved that the Merger shall be effected under Section 321(f) of the PBCL, and (iv) resolved to recommend that the shareholders of the Company accept the Offer and tender their Shares to Merger Sub pursuant to the Offer (the “Company Board Recommendation”).

WHEREAS, the board of directors of Parent has unanimously approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Offer and the Merger;

WHEREAS, the board of directors of Merger Sub has (i) determined that this Agreement and all of the transactions contemplated hereby, including the Offer and the Merger (the “Transactions”), are advisable, fair to and in the best interests of Merger Sub and its sole shareholder, (ii) approved this Agreement and the Transactions on the terms and subject to the conditions set forth in this Agreement, and (iii) recommended that the sole shareholder of Merger Sub adopt this Agreement;

WHEREAS, each of Parent, Merger Sub and the Company hereby acknowledges and agrees that the Merger shall be effected under Section 321(f) of the PBCL and shall, subject to the satisfaction of the conditions set forth in this Agreement, be consummated as soon as practicable following the Offer Acceptance Time;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger; and

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain of the Company’s shareholders are entering into tender and support agreements with Parent and Merger Sub substantially in the form attached hereto as Exhibit A (each, a “Support Agreement”) pursuant to which, among other things, such shareholders have agreed to tender their Shares to Merger Sub in the Offer.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Article 1

DEFINITIONS

Section 1.1      Definitions. For purposes of this Agreement (including this Article 1):

“2023 Bonus” is defined in Section 4.18(l) of this Agreement.

“Acceptable Confidentiality Agreement” means any customary confidentiality agreement with the Company that is either (a) in effect as of the execution and delivery of this Agreement or (b) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives) that receive material non-public information of, or with respect to, the Company to keep such information confidential; provided, however, that, the provisions contained therein, individually or in the aggregate, are not materially less restrictive to such counterparty (and any of its Affiliates and Representatives) than the terms of the Non-Disclosure Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement), it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal.

“Acquired Companies” means the Company and each of its direct and indirect wholly owned Subsidiaries, collectively.

“Acquisition Proposal” means any proposal, indication of interest or offer from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, whether in a single transaction or series of related transactions, any (a) direct or indirect acquisition, sale or exclusive license of assets of the Company, joint venture, partnership, collaboration, revenue-sharing arrangement or similar transactions with respect to, any Company Product, or any assets of the Company equal to 15% or more of the Company’s consolidated assets or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (b) issuance or acquisition of equity securities of the Company (or instruments convertible into or exercisable or exchangeable for, such equity securities) representing 15% or more of the outstanding Shares or the total voting power of any class of equity securities of the Company, (c) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the outstanding Shares or the total voting power of any class of equity securities of the Company, (d) any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company that if consummated would result in (i) any Person or group beneficially owning 15% or more of the outstanding Shares or the total voting power of any class of equity securities of the Company or (ii) the shareholders of the Company immediately preceding such transaction holding, directly or indirectly, equity interests in the surviving or resulting entity of such transaction representing less than eighty-five percent (85%) of the voting power of the surviving or resulting entity, or (e) any combination of the foregoing, in each case, other than the Transactions.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” is defined in the Preamble to this Agreement.

“Agreement Date” is defined in the Preamble to this Agreement.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2010, and the Anti-Bribery Laws of the People’s Republic of China or any applicable Laws of similar effect, and the related regulations and interpretations promulgated thereunder or with respect thereto.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, state antitrust laws, and all other applicable Laws (including non-U.S. Laws) issued by a Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“Balance Sheet” means the Company’s consolidated balance sheet as of September 30, 2023 included in its periodic report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

“Book-Entry Shares” mean non-certificated Shares represented by book-entry.

“Business Day” means a day except a Saturday, a Sunday or other day on which banks in the City of Philadelphia, Pennsylvania, or New York, New York, are authorized or required by Law to be closed.

“Certificated Shares” mean Shares evidenced by Certificates.

“Certificates” is defined in Section 3.6(b).

“Change in Circumstance” means any event, change, effect, development, condition or occurrence material to the Company occurring after the Agreement Date that (a) has a material positive effect on the business, assets, financial condition or results of operations of the Company, (b) was neither known to the Company Board nor reasonably foreseeable as of or prior to the Agreement Date, and (c) does not relate to any Acquisition Proposal or any inquiry, offer, proposal, request or proposal that would reasonably be expected to lead to an Acquisition Proposal; provided, however, that in no event shall any of the following constitute or contribute to a Change in Circumstance: (i)  changes (including changes of applicable Law) or conditions generally affecting the industry in which the Acquired Companies operate, (ii) changes in the market price or trading volume of the Company Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Change in Circumstance), or (iii) the Company’s meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period, or the consequences of any of the foregoing (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Change in Circumstance).

“Change of Control Payment” is defined in Section 4.10(a)(vii).

“Closing” is defined in Section 3.3(a).

“Closing Date” is defined in Section 3.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble to this Agreement.

“Company Adverse Change Recommendation” is defined in Section 6.4(a).

“Company Associate” means each current officer or other employee, or individual who is currently an independent contractor, consultant or director, of or to any Acquired Company.

“Company Board” is defined in the Recitals of this Agreement.

“Company Board Recommendation” is defined in the Recitals of this Agreement.

“Company Common Stock” means the common stock, $0.01 par value per share, of the Company.

“Company Contract” means any Contract to which an Acquired Company is a party.

“Company Credit Agreement” means that certain Credit Agreement, dated as of December 12, 2022, by the Company in favor of RBC Capital Markets, LLC, as amended.

“Company Disclosure Documents” is defined in Section 4.6(e).

“Company Disclosure Letter” means the disclosure schedule that has been prepared by the Company in accordance with the requirements of this Agreement and that has been delivered by the Company to Parent on the Agreement Date.

“Company Equity Plan” means the Company’s 2018 Amended and Restated Equity Incentive Plan, including any inducement grants granted outside of such plan, but subject to the terms and provisions thereof (other than, for avoidance of doubt, Section 6 of such plan).

“Company IP” means (a) all Company Owned IP and (b) all Intellectual Property Rights that are used by or licensed to any Acquired Company.

“Company Option” means an option to purchase Shares granted by the Company pursuant to the Company Equity Plan.

“Company Owned IP” means all Intellectual Property Rights that are owned or purported to be owned by any Acquired Company.

“Company Pre-Funded Warrant” is defined in Section 3.8(f).

“Company Product” means each product or product candidate that is being researched, tested, developed, commercialized, manufactured, sold, or distributed by or on behalf of the Acquired Companies.

“Company Related Parties” is defined in Section 9.3(b)(ii).

“Company RSU” means an award of restricted stock units granted pursuant to the Company Equity Plan.

“Company SEC Documents” is defined in Section 4.6(a).

“Company Stock Awards” means each Company Option and each Company RSU.

“Company Systems” is defined in Section 4.8(i).

“Company Termination Fee” is defined in Section 9.3(b)(i).

“Company Warrant” means each warrant to purchase Shares.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Continuing Employee” is defined in Section 7.2.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature (except, in each case, ordinary course of business purchase orders).

“COVID-19” means SARS-CoV-2 or the coronavirus (COVID-19) pandemic, including any evolutions or mutations of SARS-CoV-2 or the coronavirus (COVID-19) disease or related or associated epidemics, pandemics or disease outbreaks.

“Data Privacy and Security Requirements” means, to the extent relating to privacy, data protection or the security of any Personal Information, all applicable (a) Laws, (b) policies (including privacy policies) of the Acquired Companies, (c) generally accepted standards that are applicable to the industries in which the Acquired Companies operate and binding on the Acquired Companies, and (d) contractual requirements to which the Acquired Companies are subject.

“DEA” means the U.S. Drug Enforcement Administration.

“Debt Contracts” is defined in Section 7.14.

“Debt Financing” means any debt financing obtained by Parent or Merger Sub in connection with the Transactions.

“Debt Financing Sources” means the lenders that have committed to provide, or have otherwise entered into agreements in connection with, any Debt Financing in connection with the Transactions, together with their respective Affiliates, and the respective officers, directors, employees, general or limited partners, trustees, equityholders, controlling persons, agents and representatives of the foregoing, and their respective successors and assigns.

“Determination Notice” is defined in Section 6.4(b)(i).

“Dissenting Shares” is defined in Section 3.7.

“DOJ” means the U.S. Department of Justice.

“DTC” is defined in Section 3.6(g).

“Effect” means any change, effect, circumstance, fact, event or occurrence.

“Effective Time” is defined in Section 3.3(b).

“Employee Plan” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus or incentive plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors, in each case in which any Acquired Company sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of any Acquired Company (or their spouses, dependents, or beneficiaries).

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” is defined in Section 9.1(b).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder or with respect thereto.

“ERISA Affiliate” means any Entity, trade or business (whether or not incorporated) that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes any Acquired Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” means the Shares to be cancelled pursuant to and in accordance with Section 3.5(a)(i) and Section 3.5(a)(ii).

“Expiration Date” is defined in Section 2.1(c).

“Extension Deadline” is defined in Section 2.1(c).

“FDA” means the U.S. Food and Drug Administration.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” is defined in Section 4.6(b).

“Governmental Authorization” means any (a) permit, license, certificate, franchise, permission, variance, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental, quasi-governmental or regulatory authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, arbitrator or other tribunal.

“Hazardous Materials” means any waste, material, or substance that is listed, regulated or defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “pollutant,” “contaminant,” or terms of similar import under any Environmental Law; and any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-the-Money Option” is defined in Section 3.8(a).

“In-the-Money Option Consideration” is defined in Section 3.8(a).

“In-the-Money Warrant” is defined in Section 3.8(d).

“Inbound License” is defined in Section 4.8(d).

“Indebtedness” means, with respect to any Person, (a) any obligations for borrowed money, or with respect to unearned advances of any kind to such Person, (b) any obligations evidenced by notes, bonds, debentures, other debt securities, or similar Contracts, (c) any obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases), (d) any obligations with respect to deferred purchase price of property or services, (e) any guaranty or arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (other than accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business); (f) any unfunded benefit liability with respect to any retirement or deferred compensation plan, program, agreement or arrangement, and (g) any obligations or undertakings to maintain or cause to be maintained the financial position of others or to purchase the obligations of others.

“Indemnified Persons” is defined in Section 7.3(a).

“Indemnifying Parties” is defined in Section 7.3(c).

“Intellectual Property Rights” means, in any jurisdiction throughout the world, (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names and corporate names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and applications, registrations and renewals in connection therewith; (c) published and unpublished copyrightable works, copyrights and applications, registrations and renewals in connection therewith; (d) mask works and applications, registrations and renewals in connection therewith; (e) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) computer software (including firmware and other software embedded in hardware devices), software code (including source code and executable or object code), subroutines, interfaces, including APIs, algorithms, data, and related documentation; (g) all rights in Internet websites, Internet domain names, social media handles, social media accounts, and keywords (“Net Names”); (h) other proprietary or moral rights, or rights of integrity or attribution, and rights of publicity; (i) copies and tangible embodiments (in whatever form or medium) of any of the foregoing; and (j) remedies against infringement or misappropriation thereof and rights to the protection or enforcement of any interest therein.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” with respect to an Entity means with respect to any matter in question the actual knowledge of such Entity’s executive officers and, with respect to Knowledge of the Company, the additional individuals set forth on Section 1.1(a) of the Company Disclosure Letter, in each case after reasonable inquiry. With respect to matters involving Intellectual Property Rights, “reasonable inquiry” requires consultation with applicable outside legal counsel but does not require that any of such Entity’s executive officers conduct or have conducted or obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any Registered IP clearance searches, and no knowledge of any third party Registered IP that would have been revealed by such inquiries, opinions or searches, to the extent not actually conducted or obtained, will be imputed to such executive officers.

“Law” means any federal, state, local, municipal, foreign or other law (including common law), statute, constitution, principle of common law, resolution, order, ordinance, code, edict, judgment, decree, rule, regulation, ruling or requirement issued, pronounced, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Leased Real Property” is defined in Section 4.20(b).

“Legal Proceeding” means any action, suit, charge, claim, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Major Customer” is defined in Section 4.21(a).

“Major Supplier” is defined in Section 4.21(a).

“Material Adverse Effect” means any Effect which, individually or when taken together with all other Effects either (a) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the Company or (b) has prevented or materially delayed, or would reasonably be expected to prevent or materially delay, the consummation by the Company of the Offer or the Merger; provided, that, in the case of clause (a) of this definition, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect:

(i)            any Effect generally affecting the U.S. or foreign economies, financial or securities markets, or political, legislative, or regulatory conditions, or the industries in which the Company operates;

(ii)            any Effect arising out of or otherwise relating to fluctuations in the value of any currency exchange, interest or inflation rates or tariffs;

(iii)           any Effect arising out of or otherwise relating to any change (or proposed change) in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP);

(iv)           any Effect arising out of or otherwise relating to any act of terrorism, cyberterrorism (whether or not or sponsored by a Governmental Body), outbreak of hostilities, acts of war, trade war, national or international calamity or any other similar event (or the escalation of any of the foregoing);

(v)            any acts of god, natural disasters, force majeure events, weather or environmental events, health emergencies, pandemics (including COVID-19) or epidemics (or the escalation of any of the foregoing) and any governmental or industry responses thereto;

(vi)           any change in the market price or trading volume of the Company’s stock or change in the Company’s credit ratings;

(vii)          the failure of the Company to meet internal or analysts’ expectations, projections, forecasts, guidance or estimates, including the results of operations of the Company;

(viii)         any Effect resulting from the negotiation, execution, announcement, pendency or performance of this Agreement and the Transactions or any Effect related to the identity of Parent or any of its Affiliates as the acquiror of the Company (or facts and circumstances concerning Parent or any of its Affiliates), including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Acquired Companies with supplier, customer, wholesaler, service provider, distributor, licensor, licensee, regulator, employee, creditor, shareholder or other third parties (provided that the exception in this clause (viii) shall not apply when used in any representation or warranty that specifically references, or of which the express purpose of such representation or warranty is to address, the consequences of the execution, delivery or announcement of this Agreement or the pendency or consummation of the Transactions or for purposes of the Offer Condition set forth in clause 2(b) of Annex I as applied to any such representation or warranty);

(ix)           any Effect arising out of or otherwise directly relating to any action taken by the Company at the written direction or with the approval of Parent, or any action specifically required to be taken by the Company pursuant to the terms of this Agreement, or the failure of the Company to take any action that the Company is specifically prohibited from taking by the terms of this Agreement to the extent Parent unreasonably fails to give its consent thereto after a written request therefor; and

(x)            any Effect arising out of or relating to Parent’s or Merger Sub’s breach of this Agreement or the availability or cost of any equity or debt financing to Parent, Merger Sub or the Surviving Corporation provided, however, that in the cases of clauses (i) through (v), such exclusion shall only be applicable to the extent such matter does not have a disproportionate Effect on the Company relative to other companies in the industries in which the Company operates that are of a similar size to the Company, in which case such Effect shall be taken into account only to the extent of such materially disproportionate Effect on the Company; provided, further, that in the cases of clauses (vi) and (vii), the underlying causes of any such Effect may be considered in determining whether a Material Adverse Effect occurred to the extent not otherwise excluded by another exception in this definition.

“Material Contract” is defined in Section 4.10(a).

“Merger” is defined in the Recitals of this Agreement.

“Merger Consideration” is defined in Section 3.5(a)(iii).

“Merger Sub” is defined in the Preamble to this Agreement.

“Minimum Condition” is defined in Annex I to this Agreement.

“Nasdaq” means the Nasdaq Capital Market, or any successor thereto.

“Net Names” is defined in the definition of Intellectual Property Rights.

“Non-Disclosure Agreement” is defined in Section 6.1.

“Non-recourse Party” is defined in Section 10.15.

“Offer” is defined in the Recitals of this Agreement.

“Offer Acceptance Time” is defined in Section 2.1(f).

“Offer Commencement Date” means the date on which Merger Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act.

“Offer Conditions” is defined in Section 2.1(b).

“Offer Documents” is defined in Section 2.1(e).

“Offer Price” is defined in the Recitals of this Agreement.

“Offer to Purchase” is defined in Section 2.1(b).

“Order” means, with respect to any Person, any order, stipulation, judgment, decision, decree, corporate integrity agreement, deferred prosecution agreement, settlement agreement, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Body of competent jurisdiction that is binding on or applicable to such Person or its property.

“Order Condition” is defined in Annex I to this Agreement.

“Organizational Documents” means, with respect to any Entity, (i) if such Entity is a corporation, such Entity’s certificate or articles of incorporation, by-laws and similar organizational documents, as amended, (ii) if such Entity is a limited liability company, such Entity’s certificate or articles of formation or organization and operating agreement or limited liability company agreement, and (iii) for any other form of Entity, the organizational documents of such Entity.

“Out-of-the-Money Option” is defined in Section 3.8(b).

“Out-of-the-Money Warrant” is defined in Section 3.8(e).

“Outbound License” is defined in Section 4.8(d).

“Owned Real Property” is defined in Section 4.20(a).

“Parent” is defined in the Preamble to this Agreement.

“Parent Material Adverse Effect” means any Effect that would, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

“Parent Plan” is defined in Section 7.2(c).

“Parent Related Parties” is defined in Section 9.3(b)(i).

“Parties” mean Parent, Merger Sub and the Company.

“Paying Agent” is defined in Section 3.6(a).

“Payment Fund” is defined in Section 3.6(a).

“Payoff Amount” is defined in Section 7.14.

“PBCL” is defined in the Recitals of this Agreement.

“Permitted Encumbrance” means (a) any Encumbrance for Taxes, assessments or other governmental charges or levies that are not delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) any mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or that arise in the ordinary course of business, (c) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract or any non-exclusive license of Intellectual Property Rights, (d)  in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and that, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property or that are otherwise set forth on a title report, in each case, solely to the extent the use or occupancy of the Leased Real Property is in compliance therewith, (e) in the case of Leased Real Property, any Encumbrances to which the underlying fee or any other interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the lease and all superior, underlying and ground leases and renewals, extensions, amendments or substitutions thereof, (f) deposits and pledges made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, and (g) Encumbrances set forth on Section 1.1(b) of the Company Disclosure Letter.

“Person” means any individual, Entity or Governmental Body.

“Personal Data” means any information that identifies, relates to, describes, is reasonably capable of being associated with, or could be used to identify, an individual natural person or that is regulated or protected by one or more Laws, including, or that otherwise constitutes “personal data,” “personal information” or similar term as defined by applicable Law.

“Pre-Closing Period” is defined in Section 6.1.

“Reference Date” means February 25, 2024.

“Registered IP” means (a) all Net Names and (b) all other Intellectual Property Rights that are subject to a registration or other issuance issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, and all applications for any of the foregoing.

“Regulatory Condition” is defined in Annex I to this Agreement.

“Released” means any emitting, spilling, seeping, leaking, escaping, leaching, discharging, injecting, pumping, pouring, emptying, dumping, or disposing, migrating, or releasing of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Representatives” means, with respect to an Entity, its directors, officers, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

“RSU Consideration” is defined in Section 3.8(c).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedule 14D-9” is defined in Section 2.2(a).

“Schedule TO” is defined in Section 2.1(e).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Seller Note” means that certain Subordinated Promissory Note, issued on August 13, 2021 by the Company (as successor-in-interest to Recro Pharma, Inc.) in favor of IriSys, Inc., or its successors or permitted assigns, as amended.

“Shares” is defined in the Recitals of this Agreement.

“Specified Agreement” is defined in Section 9.1(d)(i).

“Specified Benefits” is defined in Section 7.2(b).

“Subsidiary” means, with respect to any Person, any Entity of which such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or equivalent governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Offer” means any bona fide written Acquisition Proposal received after the Agreement Date on terms and conditions that the Company Board (or a committee thereof) has determined, in good faith, after consultation with its financial advisor and outside legal counsel, would result in a transaction more favorable to the shareholders of the Company (solely in their capacity as such) from a financial point of view than the Transactions, taking into account all the terms and conditions (including all financial, regulatory, financing, conditionality, legal and other terms and conditions) of such Acquisition Proposal and this Agreement (including any changes to the terms of this Agreement proposed in writing by Parent prior to the time of such determination and any fees to be paid by the Company for terminating this Agreement); provided, that for purposes of the definition of “Superior Offer”, the references to “15%” and “85%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”.

“Support Agreement” is defined in the Recitals of this Agreement.

“Surviving Corporation” is defined in the Recitals of this Agreement.

“Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover Laws.

“Tax” means any U.S. federal, state, local or non-U.S. tax of any kind whatsoever (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax and any fee, levy, duty, tariff, impost, or other similar charge in the nature of a tax), including any interest, penalty or addition thereto, in each case imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

“Termination Condition” is defined in Annex I to this Agreement.

“Transaction Litigation” means any claim or Legal Proceeding (including any class action or derivative litigation) asserted, commenced or threatened by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof or any of the Company's directors or officers relating directly or indirectly to this Agreement, the Offer, the Merger or any of the Transactions (including any such Legal Proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any of the Transactions constituted a breach of the fiduciary duties of any member of the Company Board or any officer of the Company) or alleging or asserting any misrepresentation or omission in the Offer Documents or Schedule 14D-9 or any other related SEC filings by the Company.

“Transactions” is defined in the Recitals of this Agreement.

“Trigger Event” is defined in Section 9.1(c).

“Unexercised Warrant” is defined in Section 3.8(g).

“WARN” means the United States Worker Adjustment and Retraining Notification Act, as amended, and any similar state or local laws related to plant closings, relocations, mass layoffs and employment losses.

“Warrant Consideration” is defined in Section 3.8(f).

“Willful Breach” means a material breach, or a material failure to perform, any covenant, representation, warranty, or agreement set forth in this Agreement, in each case, that is the consequence of an intentional act or omission by a Party with the knowledge that the taking of such act or failure to take such act would result in, constitute or cause a material breach or material failure to perform this Agreement.

Article 2

THE OFFER

Section 2.1      The Offer.

(a)            Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Article 9, as promptly as practicable after the Agreement Date but in no event more than ten (10) Business Days after the Agreement Date (subject to (i) the Company having timely provided any information required to be provided by it pursuant to Section 2.1(e) and Section 2.2(b) and (ii) the Company being prepared, in accordance with Section 2.2(a), to file with the SEC, and to disseminate to holders of Shares, the Schedule 14D-9 on the Offer Commencement Date), Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

(b)            Terms and Conditions of the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the terms and conditions of this Agreement, including the satisfaction of the Minimum Condition and the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the other conditions set forth in Annex I (collectively, the “Offer Conditions”). The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement. Merger Sub expressly reserves the right, to the extent permitted by applicable Law, to (i) increase the Offer Price, (ii) waive any Offer Condition other than the Minimum Condition, the Termination Condition, the Order Condition, or the Regulatory Condition and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that unless otherwise provided by this Agreement, without the prior written consent of the Company, Merger Sub shall not (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions or requirements to the Offer in addition to the Offer Conditions, (E) amend or modify any of the Offer Conditions in a manner that adversely affects, or could reasonably be expected to adversely affect, any holder of Shares or that could, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other Transactions, (F) amend, modify, change or waive the Minimum Condition, the Termination Condition, the Order Condition or the Regulatory Condition, (G) terminate the Offer or accelerate, extend or otherwise change the Expiration Date, except in accordance with Section 2.1(c) or Section 2.1(d), (H) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act or (I) take any action (or fail to take any action) that would result in the Merger not being permitted to be effected pursuant to Section 321(f) of the PBCL.

(c)            Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at one (1) minute following 11:59 p.m., Eastern Time, on the date that is the twentieth (20th) Business Day following the Offer Commencement Date, determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act, unless otherwise agreed to in writing by Parent and the Company (such date or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Subject to the Parties’ respective termination rights under Article 9: (i) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied (subject to the right of Parent or Merger Sub to waive any Offer Condition, other than the Minimum Condition, the Termination Condition, the Regulatory Condition or the Order Condition), Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer on one or more occasions (in consecutive increments), for an additional period of up to ten (10) Business Days per extension (or such longer period as may be requested by the Company), to permit such Offer Condition to be satisfied; and (ii) Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer from time to time for any period required by any Law, any interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer; provided, however, that in no event shall Merger Sub (A) be required to extend the Offer beyond the earlier to occur of (the “Extension Deadline”): (x) the valid termination of this Agreement in compliance with Article 9 and (y) the first (1st) Business Day immediately following the End Date or (B) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company. Merger Sub agrees that it shall not, and Parent shall not permit or authorize Merger Sub to, terminate or withdraw the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except in the event that this Agreement is validly terminated in accordance with Article 9.

(d)            Termination of Offer. In the event that this Agreement is terminated pursuant to Section 9.1, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and, in any event, within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Merger Sub, Merger Sub shall (and Parent shall cause Merger Sub to) promptly return, and shall cause any depository acting on behalf of Merger Sub to return, in accordance with applicable Laws, all tendered Shares to the registered holders thereof.

(e)            Offer Documents. As promptly as practicable on the date of commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer, Parent and Merger Sub shall (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the “Schedule TO”) that will contain as an exhibit or incorporate by reference the Offer to Purchase, the form of the related letter of transmittal and other customary ancillary documents in each case related to the Offer and (ii) cause the Offer to Purchase and related documents to be disseminated to the holders of Shares. Each of Parent and Merger Sub agrees to cause the Schedule TO and all exhibits (including the Offer to Purchase), amendments or supplements thereto (collectively, the “Offer Documents”) filed by either Parent or Merger Sub with the SEC to comply in all material respects with the Exchange Act and other applicable Laws. Each of Parent, Merger Sub and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, or to correct any material omissions therefrom, and Parent further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal or state securities laws. The Company shall promptly furnish or otherwise make available to Parent and Merger Sub or Parent’s legal counsel all information concerning the Company and the Company’s shareholders that may be required in connection with any action contemplated by this Section 2.1(e) so as to enable each of Parent and Merger Sub to comply with its obligations hereunder. The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC, and Parent shall give reasonable and good faith consideration to any such comments made by the Company or its counsel. Parent and Merger Sub agree to provide the Company and its counsel with prompt notice of any comments (whether written or oral) that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents (which notice shall include a copy of any written comments and a summary of any oral comments) and Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff, including the opportunity to participate in any discussions with the SEC or its staff concerning such comments. Each of Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer. Notwithstanding anything to the contrary herein, the obligations of the Company, Parent and Merger Sub in this Section 2.1(e) shall not apply if the Company Board effects a Company Adverse Change Recommendation in accordance with Section 6.4.

(f)            Acceptance; Payment. On the terms and subject to the conditions set forth in this Agreement, Parent shall (and Parent shall cause Merger Sub to) (i) promptly after (and in any event no later than the first Business Day after) the Expiration Date accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer (the time of such acceptance, the “Offer Acceptance Time”) and (ii) promptly after (and in any event no later than the second Business Day after) the Offer Acceptance Time pay for such Shares. Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to pay for any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer, and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement.

(g)            Adjustments. If, between the Agreement Date and the Offer Acceptance Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be equitably adjusted to provide the same economic effect to the holders of Shares as contemplated by this Agreement prior to such action.

Section 2.2      Company Actions.

(a)            Schedule 14D-9. On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC and disseminate to the holders of Shares, in each case as and to the extent required by applicable federal securities Laws, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 6.4(b), shall reflect the Company Board Recommendation and include the notice and other information required by Section 1575 of the PBCL. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and other applicable Laws, and to not contain any untrue statement of a material fact or omission of a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9. Parent and Merger Sub shall promptly furnish or otherwise make available to the Company or its legal counsel all information concerning Parent and Merger Sub or their Affiliates that is required by applicable Law or is reasonably requested to be included in the Schedule 14d-9. Parent, Merger Sub and the Company shall cooperate in good faith to determine the information regarding Parent and Merger Sub that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Law. Each of Parent, Merger Sub and the Company agrees to respond promptly to any comments (including oral comments) of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities Laws. Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any such comments made by Parent or its counsel. The Company agrees to provide Parent and its counsel with prompt notice of any comments (whether written or oral) that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 (which notice shall include a copy of any written comments and a summary of any oral comments) and the Company shall provide Parent and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff, including the opportunity to participate in any discussions with the SEC or its staff concerning such comments. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9. Notwithstanding anything to the contrary herein, the obligations of the Company, Parent and Merger Sub in this Section 2.2(a) shall not apply if the Company Board effects a Company Adverse Change Recommendation in accordance with Section 6.4.

(b)            Shareholder Lists. The Company shall promptly furnish Parent with, or shall cause to be promptly furnished to Parent, a list of its shareholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. Parent and Merger Sub and their Representatives shall hold in confidence the information contained in any such labels, lists and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall promptly deliver, and shall use their reasonable best efforts to cause their Representatives to deliver, to the Company (or, at Parent’s option, destroy) all copies and any extracts or summaries from such information then in their possession or control, and, if requested by the Company, promptly certify to the Company in writing that all such material has been returned or destroyed.

Article 3

MERGER TRANSACTION

Section 3.1      Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the PBCL (including Section 321(f) of the PBCL), at the Effective Time, the Company and Parent shall consummate the Merger, whereby Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company will continue as the Surviving Corporation. The Merger shall be effected under Section 321(f) of the PBCL as soon as practicable following the consummation of the Offer.

Section 3.2      Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the PBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 3.3      Closing; Effective Time.

(a)            Unless this Agreement shall have been terminated pursuant to Article 9, and unless otherwise mutually agreed in writing among the Company, Parent and Merger Sub, the consummation of the Merger (the “Closing”) shall take place remotely by electronic exchange of documents, as soon as practicable (but in no event later than one (1) Business Day) following the Offer Acceptance Time except if, subject to Section 2.1(b), the condition set forth in Section 8.1 shall not be satisfied or, to the extent permissible by applicable Law, waived as of such date, in which case on no later than the first (1st) Business Day on which the condition set forth in Section 8.1 is satisfied or, to the extent permissible by applicable Law, waived, unless another date or place is agreed to in writing by the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b)            Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Merger Sub shall file or cause to be filed a statement of merger with the Pennsylvania Department of State with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the applicable provisions of the PBCL. The Merger shall become effective upon the date and time of the filing of such statement of merger with the Pennsylvania Department of State or such later date and time as is agreed upon in writing by the Parties and specified in the statement of merger (such date and time, the “Effective Time”).

Section 3.4      Articles of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)            the articles of incorporation of the Company shall be amended and restated in their entirety to read as set forth in Exhibit B attached hereto, and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until thereafter amended (subject to Section 7.3(a)) as provided by the PBCL and such articles of incorporation;

(b)            the bylaws of the Company will be amended such that the bylaws of Merger Sub as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter amended (subject to Section 7.3(a)) as provided by the PBCL, the articles of incorporation of the Surviving Corporation or such bylaws;

(c)            the directors of the Surviving Corporation shall be the respective individuals who served as the directors of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal; and

(d)            the officers of the Surviving Corporation shall be the respective individuals who served as the officers of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 3.5      Conversion of Shares.

(a)            At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any other shareholder of the Company:

(i)            any Shares held by the Company (including Shares held in the Company’s treasury) as of immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)           any Shares held by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent as of immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor (such Shares described in Section 3.5(a)(i) and (ii), the “Excluded Shares”);

(iii)          except for (A) the Excluded Shares, (B) the Dissenting Shares, and (C) any Shares validly tendered and irrevocably accepted for purchase pursuant to the Offer in accordance with Section 2.1(f), each Share issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Laws in accordance with Section 3.6(e);

(iv)          any Shares validly tendered and irrevocably accepted for purchase pursuant to the Offer in accordance with Section 2.1(f) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(v)           each share of the common stock, $0.01 par value per share, of Merger Sub then outstanding as of immediately prior to the Effective Time shall be converted into one (1) share of common stock of the Surviving Corporation.

(b)            If, between the Agreement Date and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be proportionally adjusted; provided, that nothing in this Section 3.5(b) shall be construed to permit the Acquired Companies or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

Section 3.6      Surrender of Certificates; Stock Transfer Books.

(a)            Prior to the Offer Acceptance Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as an agent (the “Paying Agent”) for the holders of Shares to receive the consideration to which such holders shall become entitled pursuant to Section 2.1(f) and Section 3.5(a)(iii). The Paying Agent Agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. At or promptly after the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to make payment of the consideration payable pursuant to Section 2.1(f) and Section 3.5 (such deposit with the Paying Agent, the “Payment Fund”). The Payment Fund may be invested by the Paying Agent as directed by Parent; provided, that such investments shall be (i) in obligations of, or guaranteed by, the United States of America, (ii) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (iii) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or (iv) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing, and, in any such case,  no such investment will (x) relieve Parent from making the payments required by Section 2.1(f) and Section 3.5 or (y)  have maturities that could prevent or delay payments to be made pursuant to this Agreement and in no event shall such maturities exceed thirty (30) days. The Payment Fund shall not be used for any purpose other than to pay the aggregate Offer Price in the Offer and the aggregate Merger Consideration in the Merger; provided that any interest or income produced by investments with respect to the Payment Fund shall be the property of Parent. To the extent that such fund diminishes for any reason below the level required to make prompt payment of the aggregate Offer Price in the Offer and the aggregate Merger Consideration in the Merger, Parent shall promptly replace or restore, or cause to be replaced or restored, the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments pursuant to Article 2 and Article 3, as applicable.

(b)            Promptly after the Effective Time (but in no event later than three (3) Business Days thereafter), the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 3.5(a)(iii), (1) in the case of holders of record of Certificated Shares, a form of letter of transmittal in reasonable and customary form (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal and (2) in the case of Book-Entry Shares, reasonable and customary provisions regarding delivery of an “agent’s message” with respect to such Book-Entry Shares. Upon surrender to the Paying Agent of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, together with, in the case of Certificated Shares, such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be canceled and of no further effect. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer Taxes required to be paid by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(c)            At any time following twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds that had been made available to the Paying Agent and not disbursed to the holders of Certificates or of Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all Payment Funds), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or of Book-Entry Shares for the Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar Laws. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all Encumbrances of any Person previously entitled thereto.

(d)            At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Laws.

(e)            Each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation or any Acquired Company, as applicable, shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from the Offer Price, the Merger Consideration payable to any holder of Shares or any holder of Company Options, Company RSUs, Company Warrants, or any other consideration otherwise payable pursuant to or in connection with this Agreement such amounts as it is required to deduct and withhold therefrom under applicable Tax Laws; provided, however, that except for payments to current or former employees of the Company with respect to Company Options or Company RSUs, before making any such deduction or withholding, Merger Sub, Paying Agent, or the Surviving Corporation, as applicable, shall provide to the applicable payee reasonable advance notice of such deduction or withholding and reasonably cooperate with such payee to obtain reduction of or relief from such deduction or withholding. To the extent that such amounts are so deducted and withheld and properly remitted to the appropriate Governmental Body, such amounts so remitted shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)            If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 3.6(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Article 3.

(g)            Notwithstanding anything to the contrary in this Agreement, no holder of uncertificated Shares held through the Depository Trust Company (“DTC”) will be required to provide a Certificate or an executed letter of transmittal to the Paying Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 3.5(a)(iii).

(h)            Prior to the Effective Time, each of Parent, Merger Sub and the Company will cooperate to establish procedures with the Paying Agent and DTC with the objective that the Paying Agent will transmit to DTC or its nominees on the first (1st) Business Day after the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of Shares (other than Excluded Shares and Dissenting Shares) held of record by DTC or such nominee immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration.

Section 3.7      Dissenters’ Rights. Notwithstanding anything to the contrary in this Agreement, Shares outstanding immediately prior to the Effective Time, and held by holders who are entitled to demand appraisal rights under Chapter 15, Subchapter D of the PBCL and have properly exercised and perfected their respective demands for appraisal of such shares in the time and manner provided in Chapter 15, Subchapter D of the PBCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the PBCL (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be automatically canceled and no longer outstanding and shall cease to exist and the holder thereof shall be entitled to only such consideration as shall be determined pursuant to Title 15, Chapter 15, Subchapter D of the PBCL in respect of such Shares; provided, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the PBCL, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 3.6(e)), and such shares shall not be deemed to be Dissenting Shares. The Company (a) shall give prompt notice to Parent of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments served to it pursuant to Chapter 15, Subchapter D of the PBCL, in each case prior to the Effective Time, and (b) shall give Parent the opportunity to direct and participate in all negotiations and proceedings with respect to any such demand. Unless this Agreement is terminated pursuant to Article 9, the Company shall not, without the prior written consent of Parent and Merger Sub, settle or offer to settle, or make any payment with respect to, any such demands, or agree or commit to do any of the foregoing.

Section 3.8      Treatment of Company Stock Awards and Company Warrants.

(a)            Each Company Option that is outstanding as of immediately prior to the Offer Acceptance Time shall automatically accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Offer Acceptance Time. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each Company Option that has a per share exercise price that is less than the Merger Consideration (each, an “In-the-Money Option”) that is then outstanding and unexercised as of immediately prior to the Effective Time shall be cancelled and converted into the right to receive cash in an amount equal to the product of (i) the total number of Shares subject to such fully vested In-the-Money Option immediately prior to the Effective Time, multiplied by (ii) the excess, if any, of (A) the Merger Consideration minus (B) the exercise price payable per Share under such In-the-Money Option, which amount shall be paid in accordance with Section 3.8(h) (the “In-the-Money Option Consideration”).

(b)            As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each Company Option that has a per share exercise price that is equal to or more than the Merger Consideration (each, an “Out-of-the-Money Option”) that is then outstanding as of immediately prior to the Effective Time shall be canceled without any consideration payable (whether in the form of cash or otherwise) therefor, whether before or after the Effective Time.

(c)            Each Company RSU that is outstanding as of immediately prior to the Effective Time shall automatically accelerate and become fully vested immediately prior to, and contingent upon, the Effective Time. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each Company RSU that is then outstanding as of immediately prior to the Effective Time shall be canceled and converted into the right to receive cash in an amount equal to the product of (i) the total number of Shares issuable in settlement of such Company RSU, immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration, which amount shall be paid in accordance with Section 3.8(h) (the “RSU Consideration”).

(d)            Prior to the Effective Time, the Company shall satisfy all notification requirements under the terms of any outstanding Company Warrant that has a per share exercise price that is less than the Merger Consideration other than the Company Pre-Funded Warrants (each, an “In-the-Money Warrant”). Section 3.8(d) of the Company Disclosure Letter includes a true and complete list of all In-the-Money Warrants. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each In-the-Money Warrant that is then outstanding and unexercised as of immediately prior to the Effective Time shall be cancelled without any consideration payable (whether in the form of cash or otherwise) therefor, whether before or after the Effective Time. Section 3.8(e) of the Company Disclosure Letter includes a true and complete list of all Out-of-the-Money Warrants.

(e)            Prior to the Effective Time, the Company shall satisfy all notification requirements under the terms of any outstanding Company Warrant that has a per share exercise price that is equal to or more than the Merger Consideration (each, an “Out-of-the-Money Warrant”). As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each Out-of-the-Money Warrant that is then outstanding as of immediately prior to the Effective Time shall be canceled without any consideration payable (whether in the form of cash or otherwise) therefor, whether before or after the Effective Time. Section 3.8(e) of the Company Disclosure Letter includes a true and complete list of all Out-of-the-Money Warrants.

(f)            Prior to the Effective Time, the Company shall satisfy all notification requirements under the terms of any outstanding Company Pre-Funded Warrant. The Company shall use commercially reasonable efforts to cause the holder(s) of each outstanding Company Warrant that is set forth on Section 3.8(f) of the Company Disclosure Letter (a “Company Pre-Funded Warrant”) to execute warrant cancellation agreements pursuant to which each such Company Pre-Funded Warrant will be cancelled immediately prior to and contingent upon the Closing and converted into the right to receive cash in an amount equal to the product of (i) the total number of Shares subject to such In-the-Money Warrant immediately prior to the Effective Time, multiplied by (ii) the excess, if any, of (A) the Merger Consideration minus (B) the exercise price payable per Share under such In-the-Money Warrant, which amount shall be paid in accordance with Section 3.8(h) (the “Warrant Consideration”).

(g)            As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each Company Pre-Funded Warrant that is then outstanding and unexercised as of immediately prior to the Effective Time shall be converted into and thereafter evidence a warrant entitling the holder to receive upon exercise thereof the Warrant Consideration (an “Unexercised Warrant”). Following the Effective Time, each such Unexercised Warrant in respect of a Company Pre-Funded Warrant shall be subject to the same terms and conditions as had applied to such Company Pre-Funded Warrant as of immediately prior to the Effective Time, except for such terms rendered inoperative by reason of the Merger or as otherwise set forth herein or in such Company Pre-Funded Warrant and subject to such adjustments as reasonably determined by Parent and the Company to be necessary or appropriate to give effect to the conversion or the Merger.

(h)            As soon as reasonably practicable after the Effective Time (but no later than the later of (i) ten (10) Business Days after the Effective Time or (ii) the second (2nd) payroll date after the Effective Time), Parent shall, or shall cause the Surviving Corporation to, pay through the Surviving Corporation’s payroll the aggregate In-the-Money Option Consideration payable with respect to In-the-Money Options and the aggregate RSU Consideration payable with respect to Company RSUs, in each case, held by current or former employees of the Company (net of any withholding Taxes required to be deducted and withheld by applicable Laws in accordance with Section 3.6(e)); provided, however, that In-the-Money Option Consideration and RSU Consideration payable pursuant to this Section 3.8 with respect to In-the-Money Options or Company RSUs or that were issued or granted to a holder thereof not in such holder’s capacity as an employee of the Company for employment Tax purposes or that are not otherwise subject to Tax withholding by the Surviving Corporation, in each case, shall be deposited in the Payment Fund and paid by the Paying Agent in the manner described in Section 3.6.

Section 3.9      Further Action. The Parties agree to take all necessary action to cause the Merger to become effective in accordance with Article 3 as soon as practicable following the consummation of the Offer without a meeting of the Company’s shareholders, as provided in Section 321(f) of the PBCL. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Article 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows, it being understood that each representation and warranty contained in Article 4 is subject to (a) exceptions and disclosures set forth in the Company Disclosure Letter (but subject to Section 10.13) and (b) disclosures in the Company SEC Documents filed on or after January 1, 2021 and publicly available at least two (2) Business Days prior to the Agreement Date (other than any (a) disclosures contained or referenced therein under the captions “risk factors” or “forward-looking statements” and (b) any other disclosures contained or referenced therein of information, factors or risks to the extent that they are predictive, cautionary or forward-looking in nature); provided that nothing disclosed in the Company SEC Documents shall be deemed a qualification of, or modification to, the representations and warranties set forth in Section 4.1 (Due Organization; Subsidiaries, Etc.), Section 4.3 (Authority; Binding Nature of Agreement), Section 4.4 (Capitalization, Etc.), Section 4.5 (Non-Contravention; Consents), Section 4.24 (Takeover Laws), Section 4.26 (Opinion of Financial Advisor) and Section 4.27 (Brokers and Other Advisors):

Section 4.1      Due Organization; Subsidiaries, Etc.

(a)            The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania, (ii) has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted and  to own and use its assets in the manner in which its assets are currently owned and used and (iii) is duly qualified or licensed to do business as a foreign Entity, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the nature of its business or its ownership or leasing of its properties requires such qualification or licensing, except, with respect to clause (iii), where the failure to be so qualified, licensed or in good standing does not have, and would not reasonably be expected to have, a Material Adverse Effect.

(b)            Section 4.1(b) of the Company Disclosure Letter identifies each Subsidiary of the Company and sets forth its jurisdiction of organization. All of the outstanding equity interests of each Subsidiary of the Company are owned by the Company, free and clear of any Encumbrances (other than transfer restrictions arising under applicable securities Laws), and no other Person owns any outstanding equity interest of any Subsidiary.

(c)            Each Subsidiary of the Company is (i) duly organized, validly existing and subsisting under the Laws of jurisdiction of its organization, (ii) has all necessary limited liability company power and authority (A) to conduct its business in the manner in which its business is currently being conducted and (B) to own and use its assets in the manner in which its assets are currently owned and used, and (iii) is duly qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business or its ownership or leasing of its properties requires such qualification or licensing, except, with respect to clause (iii), where the failure to be so qualified, licensed or in good standing does not have, and would not reasonably be expected to have, a Material Adverse Effect. Other than with respect to the Acquired Companies, the Company and its Subsidiaries do not own any capital stock of, or any other equity interest of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Section 4.1(c) of the Company Disclosure Letter.

Section 4.2      Articles of Incorporation and Bylaws. The Company has made available to Parent accurate and complete copies of the Organizational Documents of the Company and each of its Subsidiaries. No Acquired Company is in violation of any of the provisions of its Organizational Documents.

Section 4.3      Authority; Binding Nature of Agreement. The Company has the corporate power and authority to enter into and deliver and to perform its obligations under this Agreement and to consummate the Transactions. The Company Board (at a meeting duly called and held) has made the Company Board Recommendation, which resolutions, as of the Agreement Date, have not been subsequently withdrawn, rescinded or modified in a manner adverse to Parent. Except for the Company Board Recommendation, the filing of the statement of merger with the Pennsylvania Department of State, no other corporate actions or proceedings on the part of the Company are necessary to authorize the execution and delivery of and performance under this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligations of the Company and is enforceable against the Company in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.4      Capitalization, Etc.

(a)            The authorized capital stock of the Company consists of: (i) 185,000,000 Shares, $0.01 par value per share, of which 105,572,740 shares have been issued and are outstanding as of the close of business on the Reference Date; and (ii) 10,000,000 shares of the Company’s preferred stock, $0.01 par value per share, of which no shares have been issued or are outstanding. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable.

(b)            (i) None of the outstanding Shares are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding Shares is subject to any right of first refusal in favor of the Company; (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of any Acquired Company having a right to vote on any matters on which the shareholders of the Company have a right to vote; and (iv) there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Shares. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares or other securities. The Company Common Stock constitutes the only outstanding class of securities of the Acquired Companies registered under the Securities Act or the Exchange Act.

(c)            As of the close of business on the Reference Date: (i) 8,431,027 Shares are subject to issuance pursuant to outstanding Company Options; (ii) 4,729,265 Shares are subject to or otherwise deliverable in connection with outstanding Company RSUs, and (iii) 3,303,538 Shares are reserved for future issuance under the Company Equity Plans. Other than as set forth in this Section 4.4(c) and Section 4.4(b), there are no issued, reserved for issuance, outstanding or authorized stock options, restricted stock unit awards, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to the Acquired Companies. Section 4.4(c) of the Company Disclosure Letter sets forth, as of the Agreement Date, a true and complete list of all outstanding Company Options, Company RSUs and Company Warrants, including the grant or issue date (as applicable), the number of shares of Company Common Stock subject thereto, and the exercise price per share. Each (1) Company Option and Company RSU was granted in accordance with the terms of the Company Equity Incentive Plan and applicable Law, (2)  Company Option, Company RSU and Company Warrant was validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) no later than the date of grant in material compliance with all applicable legal requirements and recorded on the Company’s financial statements in accordance with GAAP, and (3) Company Option was granted with an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of the Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code, and is otherwise exempt from Section 409A of the Code.

(d)            As of the Agreement Date, other than as set forth in Section 4.4(c), there are no (i) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit or any other right that is linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock of, ordinary shares of, other equity interests in or other securities of any Acquired Company, in each case other than derivative securities not issued by an Acquired Company; or (ii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of capital stock of, ordinary shares of, other equity interests in or other securities of any Acquired Company.

(e)            All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company has been duly authorized, validly issued, is fully paid and nonassessable, was issued in accordance with applicable Law, is not subject to or issued in violation of any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance, right of first refusal or any similar right, and is owned by the Company, directly or indirectly, beneficially and of record, free and clear of all Encumbrances and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), except for such Encumbrances and restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws.

Section 4.5      Non-Contravention; Consents. Assuming compliance with the applicable provisions of the PBCL, the HSR Act and the rules and regulations of Nasdaq, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions will not: (a) cause a violation of any provisions of the Organizational Documents of any of the Acquired Companies; (b) cause a violation by any Acquired Company of any Law applicable to such Acquired Company or to which such Acquired Company is subject; (c) conflict with, result in breach of, constitute a default under, give rise to a right of termination, cancelation or acceleration of any obligation, require consent under or give rise to an obligation to provide notice under or loss of a material benefit of any Acquired Company, under any Material Contract or (d)  result in the creation of any Encumbrance (other than any Permitted Encumbrance) on any properties or assets of any Acquired Company, except in the case of clauses (b), (c) and (d), for such violations, conflicts, breaches or defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as may be required by the Exchange Act (including the filing with the SEC of the Schedule 14D-9), Section 355 of the PBCL, the HSR Act, and the rules and regulations of Nasdaq, none of the Acquired Companies is required to give notice to, make any filing with, or obtain any Consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement, or the consummation by the Company of the Merger, except those filings, notifications, approvals, notices or Consents that the failure to make, obtain or receive are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

Section 4.6      SEC Filings; Financial Statements.

(a)            Since January 1, 2021, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the Agreement Date) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the Agreement Date, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC relating to the Company SEC Documents and none of the Company SEC Documents is, to the Knowledge of the Company, the subject of ongoing SEC review.

(b)            The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents when filed (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the periods covered thereby (except subject, in the case of the interim financial statements, to the absence of footnote disclosure and to normal and recurring year-end adjustments that are not, individually or in the aggregate, material).

(c)            The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Acquired Companies; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Companies that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2023, and, except as set forth in the Company SEC Documents filed prior to the Agreement Date, that assessment concluded that those controls were effective. To the Knowledge of the Company, since January 1, 2024, neither the Company nor the Company’s independent registered accountant has identified or been made aware of (1) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by the Company, which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; (2) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting; or (3) any claim or allegation regarding any of the foregoing. The Company  has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. The Company is, and at all times since January 1, 2022 has been, in compliance in all material respects with all applicable requirements of Nasdaq. None of the Acquired Companies has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(d)            No Acquired Company is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Documents.

(e)            Each document required to be filed by the Company with the SEC in connection with the Offer, including the Schedule 14D-9 (the “Company Disclosure Documents”), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or disseminated to the Company’s shareholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The information with respect to the Company that the Company furnishes to Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule TO, and the Offer Documents, at the time of the filing of the Schedule TO and at the time of any distribution or dissemination of the Offer Documents, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Company Disclosure Documents.

(f)            Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company is and has been in compliance with all of the other applicable provisions of the Sarbanes-Oxley Act and the applicable rules of Nasdaq.

Section 4.7      Absence of Changes.

(a)            Since the date of the Balance Sheet, there has not occurred any Material Adverse Effect.

(b)            Since the date of the Balance Sheet, the Acquired Companies have operated in all material respects in the ordinary course of business (except for matters relating to the Transactions, this Agreement or other potential strategic transactions). Since December 31, 2023 through the Agreement Date, the Company has not taken any action that, if taken after the Agreement Date without Parent’s consent, would constitute a breach of the covenants set forth in clauses (vi), (viii), (xvii) or (xviii) (solely as relates to the foregoing) of Section 6.2(b).

Section 4.8      Intellectual Property.

(a)            Section 4.8(a) of the Company Disclosure Letter identifies a complete list of all Registered IP included in the Company IP and for each, specifies the following: (i) the name, title, mark, or similar identifier, (ii) the jurisdiction of application/registration, (iii) the application and, as applicable, registration number, and (iv) filing and, as applicable, issue date, and (v) the owner and any other co-owners. Section 4.8(a) of the Company Disclosure Letter also identifies each trade name or unregistered trademark or service mark owned or used by any Acquired Company. To the Knowledge of the Company, each of the patents and patent applications included in the Company Owned IP properly identifies by name each and every inventor thereof as determined in accordance with applicable Laws of the United States, and the Company has complied in all material respects with, and taken all necessary actions under, all applicable Laws in connection with the filing, prosecution, and maintenance of each item of Registered IP included in the Company Owned IP. As of the Agreement Date, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than initial examination proceedings) is pending or, to the Knowledge of the Company, threatened in writing, in which the scope, validity, enforceability, inventorship or ownership of any Registered IP listed on Section 4.8(a) of the Company Disclosure Letter is being or has been contested or challenged. Each item of Registered IP identified on Section 4.8(a) of the Company Disclosure Letter is subsisting, and to the Knowledge of the Company, valid and enforceable and otherwise fully complies in all material respects with all Laws applicable to the enforceability thereof. Except as set forth on Section 4.8(a) of the Company Disclosure Letter, no maintenance fees, Taxes or actions will fall due, with respect to any item of Registered IP identified on Section 4.8(a) of the Company Disclosure Letter, within 90 days after the Closing Date.

(b)            The Acquired Companies own and possess all right, title and interest in and to all Company IP (except for the right, title and interest of any duly licensed Company IP disclosed on Section 4.8(a) of the Company Disclosure Letter), free and clear of all Encumbrances (other than Permitted Encumbrances). No current or former Company Associate (other than as disclosed on Section 4.8(a) of the Company Disclosure Letter) owns or has any claim, right (whether or not currently exercisable) or interest to or in any Company IP, and each current or former Company Associate who is or was involved in the creation or development of any Company IP, pursuant to such Company Associate’s activities on behalf of any Acquired Company, has signed a written agreement containing an assignment to the Company of all Intellectual Property Rights arising from such activities and confidentiality provisions protecting the Company IP. The Company IP constitutes all Intellectual Property Rights used in the conduct or operation of the businesses of the Acquired Companies after the Closing in the same manner as conducted, or proposed to be conducted, prior to the Closing. Each item of Company IP owned, licensed or used by an Acquired Company immediately prior to the Closing will be owned, licensed or available for use by such Acquired Company on identical terms and conditions immediately following the Closing, and such Acquired Company shall have the right to use them without restriction or additional payment to any Person as a result of the transactions related to this Agreement.

(c)            No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution (i) has been or is being used to create, in whole or part, any Company IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership of, or rights to such Company IP or the right to receive royalties in respect thereof or (ii) requires or otherwise obligates any Acquired Company to grant or offer to any such Governmental Body or institution any license or other right to such Company IP. No current or former Company Associate who contributed to the creation or development of the Company IP owned or purported to be owned by any Acquired Company has, to the Knowledge of the Company, performed services for a Governmental Body or any university, college, research institute or other educational institution related to any Acquired Company’s business as conducted during the period of time during which such employee, consultant or independent contractor was also performing services for the Acquired Companies creating or developing such Company IP.

(d)            Section 4.8(d) of the Company Disclosure Letter sets forth each license agreement pursuant to which each Acquired Company (i) has received a license to any Intellectual Property Right (other than any non-exclusive inbound licenses to commercially available, non-customized Software-as-a-Service offerings or off-the-shelf software, for an Acquired Company’s internal use, entered into in the ordinary course of business) (each an “Inbound License”) or (ii) has granted a license to any Intellectual Property Right (other than non-exclusive outbound licenses entered into in customer agreements in the ordinary course of business) (each an “Outbound License”).

(e)            To the Knowledge of the Company, the operation of the business of the Acquired Companies as currently conducted and as proposed to be conducted, has not, does not and will not infringe any Registered IP or misappropriate or otherwise violate any other Intellectual Property Right owned by any other Person, and, to the Knowledge of the Company, no other Person is infringing, misappropriating or otherwise violating any Company IP. As of the Agreement Date, no Legal Proceeding is pending and served (or, to the Knowledge of the Company, is being threatened) against any Acquired Company or by an Acquired Company relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Rights of another Person or of the Company IP. Since January 1, 2018, none of the Acquired Companies have received any written notice or other written communication relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Right of another Person by an Acquired Company.

(f)            The Acquired Companies have taken all reasonable steps that are required to protect their rights in confidential information (including all trade secrets) or provided by any other Person to an Acquired Company. To the Knowledge of the Company, there has been no disclosure by any Acquired Company to any other Person of any such confidential information, other than pursuant to a written confidentiality agreement. To the Knowledge of the Company, there has been no unauthorized disclosure of or unauthorized access to any such confidential information.

(g)            The Acquired Companies are not now, nor have been, a member or promoter of, or a contributor to, any industry standards body or any similar organization that would require or obligate an Acquired Company to grant or offer to any other Person any license or right to any material Company IP.

(h)            None of the Company Owned IP, and to the Knowledge of the Company, any other Company IP, is subject to any pending or outstanding Order or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing of any such Company IP by an Acquired Company. An Acquired Company possesses all right, title and interest in and to each item of Company Owned IP, free and clear of any Encumbrance. Each Acquired Company has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to any Company IP.

(i)             Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by the Company (collectively, the “Company Systems”) operate and perform in all material respects as required by the Acquired Companies in connection with the conduct of their business as presently conducted, (ii) in the last 12 months prior to the Agreement Date, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company Systems that have caused or could reasonably be expected to result in the substantial disruption or interruption in or to the use of such Company Systems or the conduct of the business of the Acquired Companies as presently conducted, and (iii) to the Knowledge of the Company, in the 12 months prior to the Agreement Date, there have not been any incidents of unauthorized access or other security breaches of the Company Systems.

(j)            Section 4.8(j) of the Company Disclosure Letter lists all software owned, developed (or being developed), used, marketed, distributed, licensed or sold by an Acquired Company (other than commercially available, non-customized Software-as-a-Service offerings or off-the-shelf software licensed to an Acquired Company for internal use on a non-exclusive basis) and identifies which software is owned, licensed, leased, or otherwise used, as the case may be. All of such software is either (i) owned by an Acquired Company; (ii) in the public domain or otherwise available to an Acquired Company without the license, lease, or consent of any Person or (iii) used under rights granted to an Acquired Company pursuant to an Inbound License. No such software that is or has been, or that is being developed to be, marketed, distributed, licensed or sold by an Acquired Company to customers, is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that could require, or could condition the use or distribution of such software on, the disclosure, licensing or distribution of any source code for any portion of such software, or that could otherwise impose any limitation, restriction or condition on the right or ability of an Acquired Company to use or distribute any such software.

Section 4.9      Privacy and Information Security.

(a)            Each Acquired Company (i) has at all times since January 1, 2021, been in compliance in all material respects with the Data Privacy and Security Requirements, (ii) takes, and has since January 1, 2021 taken, reasonable and appropriate organizational, physical, administrative and technical measures to preserve the availability, security and integrity of the Company’s information technology systems, and to protect Personal Data against loss, damage and unauthorized access, use, or disclosure and (iii) has provided accurate notices without material omissions or misrepresentations of the privacy or data protection practices of the Acquired Companies and has obtained consent or other legal bases as necessary for compliance with the Data Privacy and Security Requirements, and has and is processing Personal Data in material compliance with all related notices and consents that apply to such Personal Data. Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, the execution, delivery, and performance of this Agreement and Transactions will not result in a breach or violation of the Data Privacy and Security Requirements, and each Acquired Company will continue to have the right to use, process, store and maintain such Personal Data in the same manner as prior to the Closing. To the Knowledge of the Company, there are no unsatisfied requests from individuals to each Acquired Company seeking to exercise their data protection rights under Data Privacy and Security Requirements (such as rights to access, rectify, or delete Personal Data, to restrict processing of or object to processing of Personal Data, or relating to data portability).

(b)            Each Acquired Company has obtained written agreements from each Person performing services for such Acquired Company that such Acquired Company has permitted to access or process Personal Data that bind such Person to at least the same restrictions and conditions that apply to such Acquired Company with respect to such Personal Data and to implement reasonable and appropriate means for protecting such Personal Data from unauthorized access, use, disclosure, and other processing and, to the Knowledge of the Company, all such Persons comply, and at all times have complied, with the Data Privacy and Security Requirements.

(c)            To the Knowledge of the Company, since January 1, 2021, except as would not reasonably be expected to have a Material Adverse Effect, no Acquired Company has experienced any data breaches or other data incidents or intrusions resulting in the loss, damage or unauthorized access, use or disclosure of any Personal Data maintained by or on behalf of any Acquired Company, or that have caused a material disruption to the function of any Acquired Company’s information technology systems that would require notification to a Governmental Body, individuals or other third party. The Acquired Company has identified, documented, investigated, and materially contained and appropriately addressed such data breach or other data incident or intrusion. No Acquired Company has received any written complaints, notices of investigation or correspondence in connection with any investigation from any Governmental Body, individual, or other third party, or received written notice of any litigation currently pending or threatened against it or violation of Laws, in each case, relating to the collection, use or processing of Personal Data. Each Acquired Company’s employees who has access to Personal Data has received documented training in compliance with all Laws applicable to Personal Data relevant to such employee’s duties.

(d)            Since January 1, 2021, to the Knowledge of the Company, no Acquired Company has been under investigation by any Governmental Body regarding its protection, storage, use, disclosure, and transfer of Personal Data.

(e)            Since January 1, 2021, no Acquired Company has received any material written claim, complaint, inquiry, or notice from any Person regarding the Company’s collection, processing, use, storage, security, and disclosure of Personal Data.

(f)            No Acquired Company is (i) a “Covered Entity” or “Business Associate” (each as defined in HIPAA, meaning the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Clinical Health Act of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5) or (ii) subject to or otherwise bound under Laws governing patient privacy, Regulation 2016/679 of the European Parliament and of the Council on the protection of natural persons with regard to the Processing of Personal Data and on the free movement of such data (General Data Protection Regulation), or any member state law implementing the same, and the corresponding Laws of the United Kingdom (including the UK GDPR and Data Protection Act 2018). The Company does not process any information covered by the then-current version of the Payment Card Industry Data Security Standard, as made available by the PCI Security Standards Council at https://www.pcisecuritystandards.org/.

Section 4.10      Contracts.

(a)            Section 4.10(a) of the Company Disclosure Letter identifies each Company Contract that constitutes a Material Contract as of the Agreement Date. For purposes of this Agreement, each of the following Company Contracts shall be deemed to constitute a “Material Contract” for purposes of this Agreement:

(i)            any Company Contract that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to an Acquired Company in an amount having an expected value in excess of $400,000 in the fiscal year ending December 31, 2024 or in any single fiscal year thereafter;

(ii)            any Company Contract pursuant to which (A) any Acquired Company has continuing milestone or similar contingent payment obligations, including upon the achievement of regulatory or commercial milestones or payment of royalties or other amounts calculated based upon any revenues or income of any Acquired Company, in each case, that could result in payments in excess of $100,000, and in each case, excluding indemnification and performance guarantee obligations provided for in the ordinary course of business, or (B)  any Acquired Company grants or receives from any third party any license to, or covenant not to sue or other right with respect to, any material Intellectual Property (other than non-exclusive licenses entered in the ordinary course of business);

(iii)           any Company Contract (A) containing exclusivity obligations or otherwise limiting the freedom or right of any Acquired Company, in any material respect, to engage in any line of business, to make use of any material Company IP or to conduct business or compete with any other Person in any location or line of business, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by an Acquired Company, (C) granting a third party any development (other than solely for or on behalf of the Company or its Affiliates), marketing or distribution rights with respect to any Company Product, (D) requiring any Acquired Company to purchase a minimum quantity of goods or supplies relating to any Company Product in favor of any third party or (E) containing exclusivity obligations or restrictions or otherwise materially limiting the freedom or right of an Acquired Company to sell, distribute or manufacture any products or services or any technology or other assets to or for any other Person;

(iv)           any Company Contract for the lease, sublease or sub-sublease of any real property;

(v)            any Company Contract constituting or relating to a joint venture, partnership, or limited liability corporation for the sharing of profits and losses, collaboration, strategic alliance or similar arrangement;

(vi)           any Company Contract pursuant to which an Acquired Company is or may become obligated to (A) make any severance, termination, or similar payment to any Company Associate with an annual base compensation in excess of $200,000, except for severance, termination or similar payments that is required by applicable Laws, (B) make any change in control, retention or similar payment or award to any Company Associate, or (C) grant or accelerate the vesting of, or otherwise modify, any Company Stock Award other than accelerated vesting provided in this Agreement or the Company Equity Plan;

(vii)          any Company Contract that by its express terms requires an Acquired Company, or any successor to, or an acquirer of an Acquired Company, to make any payment to another Person as a result of the execution, delivery and performance of this Agreement (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment;

(viii)         any Company Contract with any former or current Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of Shares, or to the Knowledge of the Company, any of their respective Affiliates (other than an Acquired Company) or immediate family members (other than, in each case, Contracts entered into in connection with employment or service with any Acquired Company);

(ix)           any Company Contract entered into since January 1, 2021 that relates to the acquisition or disposition of any material business, a material amount of stock or assets of any Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) but excluding (A) any material transfer agreements, services agreements, clinical trial agreements and non-exclusive licenses granted in the ordinary course of business and (B) any Company Contract that is a non-disclosure agreement (i) entered into in the ordinary course of business consistent with past practice or (ii) in connection with discussions, negotiations and transactions related to this Agreement or other Acquisition Proposals;

(x)            any Company Contract with any academic institution or Governmental Body that either (A) provides for the provision of funding to any Acquired Company for research and development activities involving the creation of any material Intellectual Property or (B) under which payments in excess of $75,000 were received by the Acquired Companies in the most recently completed fiscal year or under which payments in excess of such amount are reasonably expected to be made in the current or any future fiscal year;

(xi)           any Company Contract that is a settlement, conciliation or similar agreement with or approved by any Governmental Body pursuant to which (A) an Acquired Company will be required after the Agreement Date to pay any monetary obligations or (B) that contains material obligations or limitations on an Acquired Company’s conduct;

(xii)          any Company Contract relating to Indebtedness in excess of $250,000 (whether incurred, assumed, guaranteed or secured by any asset) of an Acquired Company;

(xiii)         any Company Contract under which any Acquired Company has made any loan, extension of credit or capital contribution to, or other investment in, any Person (other than immaterial employee advances to non-executive officers in the ordinary course of business);

(xiv)         any hedging, swap, derivative or similar Company Contract; and

(xv)          any other Company Contract that is currently in effect and has been filed (or is required to be filed) by an Acquired Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b)            As of the Agreement Date, the Company has made available to Parent an accurate and complete copy of each Material Contract together with all material amendments, waivers, termination notices or other changes thereto or has publicly made available such Material Contract in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. No Acquired Company is or, to the Knowledge of the Company, any other party thereto is in material breach of or material default under any Material Contract, and no Acquired Company, or, to the Knowledge of the Company, any other party thereto, has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract. Each Material Contract is, with respect to the applicable Acquired Company and, to the Knowledge of the Company, the other parties thereto, legal, valid, binding, and in full force and effect. Each Material Contract is enforceable against, and, to the Knowledge of the Company, each Material Contract is enforceable by, the applicable Acquired Company in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Since January 1, 2021 through the Agreement Date, no Acquired Company has received any written notice regarding any violation or breach or default under any Material Contract that has not since been cured, and no party to any Material Contract has given any written notice of termination, cancellation or breach of, or dispute with respect to any Material Contract or that it intends to terminate or cancel any Material Contract. No Acquired Company has waived in writing any rights under any Material Contract, the waiver of which would have or be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Acquired Company has, since January 1, 2021, (i) breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Contract with a Governmental Body; (ii) been suspended or debarred from bidding on any Contract by a Governmental Body; (iii) been audited or investigated by any Governmental Body with respect to any Contract with a Governmental Body; (iv) conducted or initiated any internal investigation or made any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Contract with a Governmental Body; (v) received from any Governmental Body or any other person any written notice of breach, cure, show cause or default with respect to any Contract with a Governmental Body; or (vi) had any Contract with a Governmental Body terminated by any Governmental Body or any other Person for default or failure to perform. To the Knowledge of the Company, there are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any investigations or audits by any Governmental Body with respect to any Contract between any Acquired Company and any Governmental Body.

Section 4.11      No Undisclosed Liabilities. As of the Agreement Date, no Acquired Company has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for (i) liabilities disclosed on any balance sheet contained in the Company SEC Documents; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement or in connection with the Transactions; (iii) liabilities arising in the ordinary course of business in connection with performance obligations of the Acquired Companies under the Company Contracts (none of which relates to any breach by an Acquired Company thereof); (iv) liabilities incurred since December 31, 2023 in the ordinary course of business (none of which relates to any breach of contract, breach of warranty, tort infringement or misappropriation) or (v) liabilities or obligations that, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole.

Section 4.12      Litigation. As of the Agreement Date, there is no Legal Proceeding pending (or, to the Knowledge of the Company, threatened) against any Acquired Company that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Agreement Date, there is no legally-binding settlement or Order to which an Acquired Company is subject that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. As of the Agreement Date, to the Knowledge of the Company, no investigation or review by any Governmental Body with respect to an Acquired Company is pending or is being threatened, other than any investigations or reviews that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.13      Compliance with Laws. Each Acquired Company is, and since January 1, 2021, each Acquired Company has been, in compliance with all applicable Laws, except where the failure to be in compliance has not had and would not reasonably be expected to have a Material Adverse Effect. Since January 1, 2021, neither the Acquired Companies nor, to the Knowledge of the Company, any of their respective officers, directors, managers, managing directors, or employees have received any written notice, subpoena, civil investigative demand, formal request for information or other written communication from a Governmental Body or any other Person alleging any material violation with respect to any applicable Laws.

Section 4.14      Regulatory Matters.

(a)            The Acquired Companies hold all material, and are operating in material compliance with, all Governmental Authorizations required for the conduct of its business as currently conducted, and all such Governmental Authorizations are in full force and effect. The Acquired Companies have fulfilled and performed all of their material obligations with respect to such Governmental Authorizations.

(b)            Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Acquired Company has filed with the applicable regulatory authorities (including the FDA, DEA or any other Governmental Body performing functions similar to those performed by the FDA or DEA) all required filings, declarations, listings, registrations, reports or submissions necessary for the operations of the business of the Acquired Companies as presently conducted. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, all such filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable Laws when filed (or were corrected or supplemented by a subsequent submission), and no material deficiencies have been asserted by any applicable Governmental Body with respect to any such filings, declarations, listing, registrations, reports or submissions.

(c)            To the Knowledge of the Company, no Acquired Company or any Person acting on an Acquired Company’s behalf has (i) made an untrue statement of a material fact or fraudulent statement to the FDA, DEA, or any Governmental Body or (ii) failed to disclose a material fact required to be disclosed to the FDA or DEA or (iii) committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991), and any amendments thereto or for any other Governmental Body performing functions similar to those performed by the FDA or DEA to invoke any similar policy or any other statute or regulation regarding the communication or submission of false information to any such applicable Governmental Body. Neither any of the Acquired Companies nor, to the Knowledge of the Company, any officers, employees, agents or clinical investigators of any of the Acquired Companies have been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment under 21 U.S.C. § 335a or any similar Law, debarment, or exclusion from participation in any federal health care program as that term is defined by 42 U.S.C. § 1320a-7b(f) or excluded or suspended from any other health care program administered by a Governmental Body, or exclusion from federal procurement programs and non-procurement programs, or is, or has been, debarred, excluded, or suspended per the foregoing.

(d)            Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Acquired Companies are in compliance and, since January 1, 2021, have been in compliance with all healthcare Laws applicable to the operation of its business as currently conducted, including (i) any and all applicable federal, state and local fraud and abuse Laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)) and the civil False Claims Act (31 U.S.C. §§ 3729 et seq.) and the regulations promulgated pursuant to such statutes; (ii) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information and Technology for Economic and Clinical Health Act, and the regulations promulgated pursuant thereto; (iii) the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h); (iv) Laws that are cause for exclusion from any federal health care program; (v) Laws relating to the billing or submission of claims for health care products or services; (vi) Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.) and the regulations promulgated pursuant thereto; and (vii) the Controlled Substances Act (21 U.S.C. §§ 801 et seq.) and the regulations promulgated pursuant thereto.

(e)            As of the Agreement Date, no enforcement, regulatory or administrative proceeding is pending, and, to the Knowledge of the Company, no such enforcement, regulatory or administrative proceeding has been threatened in writing, against the Company under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), the Controlled Substances Act (21 U.S.C. §§ 801 et seq.), the Anti-Kickback Statute or similar Laws, other than any such proceeding that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 4.15      Certain Business Practices. Since January 1, 2021, neither any of the Acquired Companies, nor, to the Knowledge of the Company, any of their employees or agents (in each case, acting in the capacity of an employee or agent of the Company) has (i) used, directly or indirectly, any corporate funds (whether of an Acquired Company or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity, (ii) made, offered or authorized, directly or indirectly, any unlawful payments to any foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iii) violated any provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder, anti-money laundering Laws, record keeping and internal control Laws, or any rules or regulations promulgated thereunder or any applicable Law of similar effect or (iv) made, offered or authorized any other bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment. Since January 1, 2021 to the Agreement Date, no Acquired Company has received any written communication that alleges any of the foregoing, and no Acquired Company is or has been, to the Knowledge of the Company, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit (other than a routine contract audit) by any party, in connection with alleged or possible violations of any Law that prohibits bribery, corruption, fraud, or other improper payments.

Section 4.16      Governmental Authorizations. Each of the Acquired Companies hold all Governmental Authorizations necessary to enable it to conduct its business in the manner in which its business is currently being conducted, except where failure to hold such Governmental Authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Acquired Companies are in compliance with the terms and requirements of such Governmental Authorizations, except where failure to be in compliance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 4.17      Tax Matters.

(a)            Each of the material Tax Returns required to be filed by or on behalf of any of the Acquired Companies with any Governmental Body has been filed on or before the applicable due date (taking into account any extensions of such due date), and each material Tax Return has been prepared in accordance with all applicable Law and is accurate and complete, in each case in all material respects.  Each Acquired Company has timely paid in full all material Taxes required to be paid, whether or not shown on any such Tax Return. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Acquired Company has withheld and paid over (or set aside for payment when due) to the appropriate taxing authority all Taxes required to have been withheld and paid over in connection with amounts paid to any employee, independent contractor, shareholder, creditor or other third party. The unpaid Taxes of any Acquired Company reflected on the balance sheets included in the Company SEC Documents have been reserved for in accordance with GAAP and no Acquired Company has incurred any material liability for Taxes since the date of the Balance Sheet other than in the ordinary course of business or in connection with the Transactions.

(b)            There are no pending examinations or audits of any Tax Return in progress involving material Taxes. No unresolved written claim has been received by any Acquired Company from any Governmental Body in any jurisdiction where such Acquired Company does not file Tax Returns that any Acquired Company is or may be subject to Taxes in that jurisdiction. No extension or waiver of the statute of limitation period applicable to any material Tax Returns has been granted and is currently in effect other than automatic extensions or waivers obtained in the ordinary course of business.

(c)            Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or is being contested in good faith by appropriate proceedings, no deficiency for any Tax has been asserted or assessed by a taxing authority in writing against any Acquired Company, which deficiency has not been paid, settled or withdrawn. No audits, examinations, or other proceedings with respect to material Taxes or Tax Returns of the Company are currently in process, pending or threatened in writing.

(d)            No Acquired Company is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement that would have a continuing effect after the Closing Date (other than such agreements or arrangements made in the ordinary course of business the principal purpose of which is not Tax and other than agreements or arrangements solely among the Acquired Companies). No Acquired Company has (i) been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company) or (ii) had any material liability for the Taxes of another Person (other than an Acquired Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or otherwise by operation of Law.

(e)            Within the last two (2) years, no Acquired Company has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(f)             No Acquired Company has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g)            There are no liens for Taxes on the assets of any Acquired Company (other than Taxes not yet due and payable or the amount or validity of which is being contested in good faith in appropriate proceedings and for which appropriate reserves are established in the Acquired Companies’ financial statements in accordance with GAAP).

(h)            All transactions entered into or conducted by any Acquired Company with any Person who is a member of the “controlled group” within the meaning of Treasury Regulation Section 1.482-1 or any corresponding or similar provision of state, local or non-U.S. Law, of which such Acquired Company is a member, have been made in material compliance with Section 482 of the Code and the regulations thereunder. No Acquired Company is a party to an advance pricing agreement or any similar contract or agreement with any Governmental Body.

Section 4.18      Employee Matters; Benefit Plans.

(a)            Section 4.18 of the Company Disclosure Letter sets forth a complete and accurate list of each material Employee Plan.

(b)            Except as required by applicable Laws, the employment of each of any of the Acquired Companies’ employees is terminable by such Acquired Company at will.

(c)            As of the Agreement Date, no Acquired Company is party to or bound by, has a duty to bargain for, or is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor organization or work council representing any of its employees and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of any of the Acquired Companies. Since January 1, 2021, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute or, to the Knowledge of the Company, any question concerning labor representation or union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Acquired Companies or any of its employees. As of the Agreement Date, there is not pending, and, to the Knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning labor representation, union organizing activity, or any threat thereof, or any similar activity or dispute.

(d)            As of the Agreement Date, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened relating to employment including any relating to wages and hours, leave of absence, plant closing notification, employment statute or regulation, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation or discrimination matters involving any Company Associate. Each Acquired Company is in material compliance with all applicable Laws related to employment, including applicable Laws relating to employment practices, equal employment opportunities, plant closing notification (including the WARN Act), privacy rights, labor relations, workplace safety, discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance.

(e)            The Company has made available to Parent with respect to each material Employee Plan accurate and complete copies of the following, as relevant: (i) all plan documents and all amendments thereto, and all related trust or other funding documents; (ii) any currently effective determination letter or opinion letter received from the IRS; (iii) the most recent annual actuarial valuation and the most recent Form 5500; (iv) the most recent summary plan descriptions and any material modifications thereto; and (v) all material correspondence to or from any Governmental Body related to any such plan. For purposes of this Section 4.18(e) and Section 4.18(e) of the Company Disclosure Letter, the definition of “Employee Plan” shall exclude any employment, termination or severance agreement for non-officer employees of any of the Acquired Companies and equity grant notices, and related documentation, with respect to employees of any of the Acquired Companies and agreements with consultants entered into in the ordinary course of business.

(f)            Neither the Acquired Companies nor any ERISA Affiliate has, during the past six (6) years maintained, contributed to, or been required to contribute to (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(g)            Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and, to the Knowledge of the Company, there are no existing circumstances that would reasonably be expected to adversely affect the qualified status of any such plan.

(h)            Each Employee Plan has been operated in compliance in all material respects with its terms and all applicable Laws, including but not limited to ERISA and the Code.

(i)            Except as set forth in Section 4.18(i) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the Transactions will result in the acceleration of the time of payment or vesting, or an increase in the amount of, compensation or benefits due to any Company Associate (other than accelerated vesting required under Section 411(d)(3) of the Code). Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property or in the form of benefits) by any of the Acquired Companies in connection with the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Employee Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.

(j)            There are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any Employee Plan, or by or on behalf of any participants or beneficiaries of any Employee Plan (other than routine claims for benefits), alleging any violation of ERISA or other applicable Law, and no Employee Plan is the subject of any pending investigation or audit by any Governmental Body.

(k)            Except as set forth in Section 4.18(k) of the Company Disclosure Letter, no Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides life insurance or health benefits with respect to any former or current service provider (or any dependent thereof) of the Acquired Companies for more than 18 months beyond the service provider’s termination of employment or service with the Acquired Companies, other than coverage mandated by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any similar state Law.

(l)            The Company will have paid the entirety of any annual, quarterly or other short-term bonus or bonuses, as applicable, in respect of calendar year 2023 or any performance period within such year (collectively, the “2023 Bonus”) prior to the Closing. The Company has made available to Parent a list of each Company Associate receiving a 2023 Bonus and the amount of such 2023 Bonus.

Section 4.19      Environmental Matters.

(a)            Each Acquired Company is, and since January 1, 2021, has been, in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of their respective business.

(b)            As of the Agreement Date, there is no Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the Knowledge of the Company, threatened against any Acquired Company or in respect of any Leased Real Property.

(c)            As of the Agreement Date, except as would not be material to the Acquired Companies taken as a whole, no Acquired Company has received any written notice, report or other information of or entered into any legally-binding settlement or Order involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of any of the Acquired Companies relating to or arising under Environmental Laws.

(d)            There have been no Hazardous Materials present or Released on, at, under or from any property or facility, including the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any material claim against or liability of an Acquired Company under any Environmental Law.

(e)            To the Knowledge of the Company, no Acquired Company has assumed, undertaken, or otherwise become subject to any material liability of another Person relating to Environmental Laws.

Section 4.20      Real Property.

(a)            Except as set forth on Section 4.20(a) of the Company Disclosure Letter (the “Owned Real Property”), the Acquired Companies do not own and have never owned any real property. Section 4.20(a) of the Company Disclosure Letter contains a true, correct, current, and complete list of the street address of each parcel of Owned Real Property, including real property previously owned. The Company or one of its Subsidiaries has good and valid fee simple title to the Owned Real Property free and clear of all Encumbrances other than Permitted Encumbrances and conveyed title with respect to all real property previously owned, with no reservations therein or outstanding obligations with respect thereto.

(b)            Section 4.20(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the Agreement Date, of all of the existing leases, subleases, licenses or similar agreements pursuant to which the Acquired Companies have the right to use or occupy any material real property (the “Leased Real Property”). Each Acquired Company holds a valid and existing leasehold interest in such Leased Real Property leased or subleased by such Acquired Company from another Person, which leasehold interest is, to the Knowledge of the Company, free and clear of all Encumbrances other than Permitted Encumbrances. As of the Agreement Date, no Acquired Company has received any written notice regarding (i) any material violation or breach or default under any Leased Real Property that has not since been cured, (ii) pending or threatened condemnation of any portion of the Leased Real Property; or (iii) building, fire or zoning code violations with respect to the Leased Real Property that has not since been cured and, to the Knowledge of the Company, there are no material defects in the physical condition of any land, buildings or improvements constituting Leased Real Property.

Section 4.21      Customers and Suppliers.

(a)            Section 4.21(a) of the Company Disclosure Letter contains a list setting forth the five (5) largest customers of the Company, by dollar amount, over the twelve (12) months ended December 31, 2023 (collectively, the “Major Customers”) (and the amount of sales with respect to each such Major Customer during such twelve (12) month period), and the ten (10) largest suppliers of the Acquired Companies, by dollar amount, over the twelve (12) months ended December 31, 2023 (collectively, the “Major Suppliers”) (and the amount of purchases from each such Major Supplier during such period).

(b)            Since January 1, 2021, no Acquired Company has received written notice that any Major Customer has taken action to, or will take action to, (i) terminate or modify in a manner materially adverse to any Acquired Company its relationship with any Acquired Company, (ii) materially reduce the amount of products or services that it is willing to purchase from the applicable Acquired Company, or (iii) materially reduce the price of products or services that it has previously purchased from the Acquired Companies.

(c)            Since January 1, 2021, no Acquired Company has received written notice that any Major Supplier has taken action to, or will take action to (i) terminate or modify in a manner materially adverse to any Acquired Company its relationship with any Acquired Company, (ii) materially reduce the amount of goods that it is willing to supply to the applicable Acquired Company, or (iii) materially increase the price of goods that it has previously supplied to the Acquired Companies.

Section 4.22      Title to Assets. Each Acquired Company has good and valid title, or holds valid licenses, to all material assets owned by it as of the Agreement Date (excluding Intellectual Property Rights which are covered by Section 4.8), except where such failure would not reasonably be expected to be material to the Acquired Companies, taken as a whole.

Section 4.23      Insurance. The Company has made available to Parent an accurate and complete copy of all material insurance policies and all material self-insurance programs and arrangements in effect as of Agreement Date relating to the business, assets and operations of the Acquired Companies. To the Knowledge of the Company, all such insurance policies are in full force and effect (except for any expiration thereof in accordance with its terms), no written notice of termination, cancellation, non-renewal, material modification or default has been received, and there is no existing material default or event that, with the giving of notice or lapse of time or both, would constitute a material default by any insured thereunder. As of the Agreement Date, there is no claim pending under any of the Company’s insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, except as would not be, or would not reasonably be expected to be, material to the Acquired Companies taken as a whole.

Section 4.24      Takeover Laws. Assuming the accuracy of the representations and warranties set forth in Section 5.7, the Company Board has taken or will take, prior to the Offer Acceptance Time, all actions so that the restrictions applicable to business combinations contained in the PBCL shall be inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Transactions.

Section 4.25      Merger Approval. Following the Offer Acceptance Time, assuming satisfaction of the Minimum Condition, no vote of the holders of any class or series of the Company’s capital stock is or will be required in order to adopt this Agreement and the Merger or consummate the Transactions. There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

Section 4.26      Opinion of Financial Advisor. The Company Board has received the opinion of the Company’s financial advisor, Raymond James & Associates, Inc., to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Offer Price to be received by the holders of Shares (other than Parent, Merger Sub and their respective Affiliates and other than by the holders of Excluded Shares) in the Offer and the Merger (taken together as an integrated transaction) is fair, from a financial point of view, to such holders, and such opinion has not been withdrawn, revoked or modified. The Company will provide or make available to Parent, solely for informational purposes, a copy of the signed opinion promptly following the execution of this Agreement, it being expressly understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub.

Section 4.27      Brokers and Other Advisors. Except for as set forth on Section 4.27 of the Company Disclosure Letter, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has made available to Parent accurate copies of all agreements under which any such fee, commission or expense reimbursement is payable and all indemnification and other agreements related to the engagement of the Persons to whom any such fee is payable and the amount of all such fees.

Section 4.28      Acknowledgement by the Company. The Company is not relying and has not relied on any representations or warranties of Parent or the Merger Sub regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article 5 and in any certificate delivered pursuant to this Agreement. Such representations and warranties by Parent and the Merger Sub constitute the sole and exclusive representations and warranties of Parent and the Merger Sub in connection with the Transactions, and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent and Merger Sub.

Article 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1      Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all necessary power and authority (a) to conduct its business in the manner in which its business is currently being conducted and (b) to own and use its assets in the manner in which its assets are currently owned and used, except where any failure of such power and authority would not reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company accurate and complete copies of the articles of incorporation, bylaws and other Organizational Documents of Parent and Merger Sub, including all amendments thereto.

Section 5.2      Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and those incident to its formation. Either Parent or a wholly owned Subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.

Section 5.3      Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate power and authority to execute and deliver and perform their obligations under this Agreement, and the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, is enforceable against them in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 5.4      Non-Contravention; Consents. Assuming compliance with the applicable provisions of the PBCL, the HSR Act, the execution and delivery of this Agreement by Parent and Merger Sub, and the consummation of the Transactions, will not (a) cause a violation of any of the provisions of the articles of incorporation or bylaws or other Organizational Documents of Parent or Merger Sub; (b) cause a violation by Parent or Merger Sub of any Law or Order applicable to Parent or Merger Sub, or to which they are subject; or (c) conflict with, result in a breach of, or constitute a default on the part of Parent or Merger Sub under any Contract, except, in the case of clauses (b) and (c), for such conflicts, violations, breaches or defaults as would not reasonably be expected to have a Parent Material Adverse Effect. Except as may be required by the Exchange Act (including the filing with the SEC of the Offer Documents), Takeover Laws, state securities or “blue sky” Laws (including any applicable filings and fees under the Pennsylvania Takeover Disclosure Law, 70 P.S. § 71, et seq.), the PBCL or the HSR Act, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any Consent from, any Person at or prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Transactions, other than such filings, notifications, approvals, notices or Consents that, if not obtained, made or given, would not reasonably be expected to have a Parent Material Adverse Effect. No vote of Parent’s shareholders is necessary to approve this Agreement or any of the Transactions.

Section 5.5      Disclosure. The Offer Documents, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Offer Documents, at the time of the filing of such Offer Documents or any supplement or amendment thereto with the SEC and at the time such Offer Documents or any supplements or amendments thereto are first distributed or disseminated to the Company’s shareholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The information with respect to Parent or Merger Sub that Parent or Merger Sub furnishes to the Company in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9 and the Company Disclosure Documents, at the time of filing the Schedule 14D-9 and at the time of any distribution or dissemination of the Company Disclosure Documents, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents.

Section 5.6      Litigation. There is no Legal Proceeding pending (or, to the Knowledge of Parent, threatened) against Parent or Merger Sub, except as would not and would not reasonably be expected to have a Parent Material Adverse Effect. As of the Agreement Date, neither Parent nor Merger Sub is subject to any legally-binding settlement or Order that is reasonably likely to have a Parent Material Adverse Effect. No investigation or review by any Governmental Body with respect to Parent or Merger Sub is pending or, to the Knowledge of Parent or Merger Sub, is being threatened, other than any investigations or reviews that would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.7      Ownership of Company Common Stock; Absence of Certain Arrangements. None of Parent, Merger Sub or any of their respective Subsidiaries directly or indirectly owns, and at all times for the past three (3) years, neither Parent nor any of Parent’s Subsidiaries has owned, beneficially or otherwise, any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock. As of the Agreement Date, neither Parent nor Merger Sub is an “interested shareholder” of the Company under Section 2553 of the PBCL. As of the Agreement Date, other than this Agreement and the Support Agreements, neither Parent nor Merger Sub nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any shareholder, director, officer, employee or other Affiliate of the Company (a) relating to (i) this Agreement or the Transactions or (ii) the Surviving Corporation or any of its businesses or operations (including as to continuing employment) from and after the Effective Time or (b) pursuant to which (i) any holder of Shares would be entitled to receive consideration of a different amount or nature than the Offer Price or Merger Consideration, as applicable, in respect of such holder’s Shares or (ii) any holder of Shares has agreed to approve this Agreement or vote against any Superior Offer.

Section 5.8      Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent.

Section 5.9      Sufficient Funds.

(a)            Parent and Merger Sub have (or have available to them) sufficient funds to consummate the Transactions, including payment in cash of the aggregate Offer Price following the Offer Acceptance Time and the aggregate Merger Consideration following the Effective Time, in each case, as required by this Agreement and to pay all related fees and expenses as set forth in Section 9.3(a).

(b)            Parent and Merger Sub acknowledge that their obligations under this Agreement are not contingent or conditioned upon Parent’s, Merger Sub’s, their respective Affiliates’ or any other Person’s ability to obtain any financing for the consummation of the Transactions.

Section 5.10      Acknowledgement by Parent and Merger Sub. Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties of the Company regarding the subject matter of this Agreement, express or implied, except for the representations and warranties set forth in this Agreement (including in Article 4) and in any certificate delivered pursuant to this Agreement, including information set forth in, and as qualified by, the Company Disclosure Letter. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions, and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

Article 6

CERTAIN COVENANTS OF THE COMPANY

Section 6.1      Access and Investigation. During the period from the Agreement Date until the earlier of the Offer Acceptance Time and any termination of this Agreement pursuant to Section 9.1 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Company shall, and shall cause each of its Subsidiaries and shall cause (or, with respect to Representatives other than employees or officers of an Acquired Company, shall direct) each of its and their respective Representatives to, (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Company’s officers, employees, other personnel, and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company and provide copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, in each case, to the extent reasonably requested by Parent (provided, however, that any such access shall be conducted at Parent’s sole expense, at a reasonable time, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company) and (b) furnish to Parent such financial and operating data and other information as Parent may reasonably request, but in the case of clauses (a) and (b), solely to the extent that such access or furnishing of data or other information is permissible under applicable Law. The foregoing notwithstanding, nothing herein shall require the Company to disclose any information to Parent if (i) any applicable Law or regulation requires the Company to restrict or otherwise prohibit access to such documents or information; (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; or (iii) access would result in the disclosure of any trade secrets of third Persons; provided, however, that the Company will notify Parent in reasonable detail of the circumstances giving rise to any non-disclosure pursuant to the foregoing and the Company shall provide such access or disclosure of such information to the maximum extent possible. Information disclosed pursuant to this Section 6.1 shall be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to outside legal counsel for Parent, to the extent the Company determines doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws. With respect to the information disclosed pursuant to this Section 6.1, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidentiality and Non-Disclosure Agreement, dated as of October 27, 2023, as amended as of the date hereof, by and between the Company and QHP Capital, L.P. (the “Non-Disclosure Agreement”). All requests for information made pursuant to this Section 6.1 shall be directed to an executive officer of the Company or other person designated by the Company in writing. Notwithstanding anything herein to the contrary, Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact any partner, licensor, licensee, customer or supplier of the Company in connection with the Offer, the Merger or any of the other Transactions without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), and Parent and Merger Sub acknowledge and agree that any such contact shall be arranged by and with a Representative of the Company participating. Nothing in this Section 6.1 will be construed to require the Company or any of its Representatives to prepare any reports, analyses, appraisals, opinions or other similar information.

Section 6.2      Operation of the Company’s Business.

(a)            During the Pre-Closing Period, except (x) as required or expressly provided for under this Agreement or as required by applicable Laws, (y) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) as set forth in Section 6.2 of the Company Disclosure Letter, the Company shall (i) conduct in all material respects its business and operations in the ordinary course, (ii) promptly notify Parent of (A) any Knowledge of the receipt of any notice from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions and (B) any Legal Proceeding commenced, or, to its Knowledge threatened in writing, relating to or involving the Company that relates to the consummation of the Transactions, (iii) use commercially reasonable efforts to manage the expenses described in Section 9.3(a) such that they do not exceed the good faith estimate provided by the Company in Section 9.3(a) of the Company Disclosure Letter (provided that nothing in this clause (iii) shall prohibit the Company from incurring transaction expenses to the extent it reasonably determines in good faith that such transaction expenses are necessary and appropriate in connection with the consummation of the Transactions and otherwise in connection with the subject matter hereof), and (iv) use commercially reasonable efforts to preserve intact the material components of the Company’s current business organization, including keeping available the services of current officers and key employees, and use commercially reasonable  to maintain its relations and goodwill with all material suppliers, material customers, Governmental Bodies and other material business relations (it being understood that with respect to the matters specifically addressed by any provision of Section 6.2(b), such specific provisions shall govern over the more general provision of this Section 6.2(a)).

(b)            During the Pre-Closing Period, except (i) as required or expressly provided for under this Agreement or as required by applicable Laws, (ii)  with the written consent of Parent (which consent shall not, except as set forth in Sections 6.2(b)(xix) and 6.2(b)(xxi), be unreasonably withheld, conditioned or delayed) or (iii) as set forth in Section 6.2 of the Company Disclosure Letter, the Acquired Companies shall not:

(i)            amend its Organizational Documents or any Organizational Documents of the Company’s Subsidiaries;

(ii)            (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Company Common Stock) or (B) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Company Common Stock), or any rights, warrants or options to acquire any shares of its capital stock, other than: (1) repurchases or reacquisitions of Shares outstanding as of the Agreement Date pursuant to the Company’s right (under written commitments in effect as of the Agreement Date) to purchase or reacquire Shares held by a Company Associate only upon termination of such associate’s employment or engagement by the Company; (2) repurchases of Company Stock Awards (or shares of capital stock issued upon the exercise or vesting thereof) outstanding on the Agreement Date (in cancellation thereof) pursuant to the terms of any such Company Stock Award (in effect as of the Agreement Date) between the Company and a Company Associate only upon termination of such Person’s employment or engagement by the Company; or (3) in connection with withholding to satisfy the exercise price or Tax obligations with respect to Company Stock Awards;

(iii)           split, combine, subdivide or reclassify any Shares or other equity interests;

(iv)           issue, sell, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, grant delivery, pledge, transfer or Encumbrance (other than pursuant to agreements in effect as of the Agreement Date) of (A) any capital stock, equity interest or other security of any Acquired Company, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of any Acquired Company, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of any Acquired Company (and the Company confirms and agrees that it has not taken any such actions since the Reference Date) (except that (1) the Company may issue Shares as required to be issued upon the exercise of Company Options or Company Warrants or the vesting of Company RSUs, (2) the Company may issue Company Options and Company RSUs in fulfillment of obligations in effect prior to the Agreement Date and (3) the Company may take such actions as are necessary to effect the determination of the Company Board (or a committee thereof) with respect to the settlement of outstanding Company RSUs pursuant to Section 3.8(c));

(v)           except as (i) otherwise required under applicable Law, (ii) required pursuant to the terms of an applicable Employee Plan or (iii) in the ordinary course of business or contemplated by Section 3.8, establish, adopt, terminate or amend any Employee Plan (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the Agreement Date), or amend or waive any of its rights under, any of the Employee Plans (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the Agreement Date) or grant any employee or director any material increase in compensation or other benefits, except that the Company may (A) make promotions in the ordinary course of business; (B) provide increases in salary, wages, bonuses or benefits to employees in the ordinary course of business (which shall include compensation adjustments consistent with promotions made in the ordinary course of business) or as required under an Employee Plan; (C) amend any Employee Plans to the extent required by applicable Laws; (D) make annual or quarterly bonus or commission payments in the ordinary course of business consistent with past practice, including the 2023 Bonus; and (E) take such actions as are necessary to effect the determination of the Company Board (or a committee thereof) with respect to the settlement of Company RSUs pursuant to Section 3.8(c);

(vi)          hire or terminate (other than for cause) any employee or independent contractor with an annual base salary or annual base compensation (as applicable) in excess of $200,000;

(vii)         (A) form any Subsidiary, (B) acquire any equity or voting interest (including by merger) in any other Entity, (C) acquire a material portion of the assets of any other Person (other than any acquisition of supplies, raw materials, inventory or products in the ordinary course of business), or (D) enter into any joint venture, partnership, collaboration or similar profit-sharing arrangement;

(viii)         make or authorize any capital expenditure, except that the Company may make any capital expenditure that (A) does not exceed $250,000 individually or $1,000,000 in the aggregate during any fiscal quarter and (B) is set forth on Section 6.2(b)(viii) of the Company Disclosure Letter;

(ix)           acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term), transfer, assign, guarantee, mortgage or otherwise subject to any material Encumbrance (other than Permitted Encumbrances) any material right or other material asset or property, except, in the case of any of the foregoing (A) in the ordinary course of business (including entering into non-exclusive license agreements in the ordinary course of business), (B) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of any Acquired Company, or (C) as provided for in the Company’s capital expense budget delivered to Parent prior to the Agreement Date, a copy of which is included in Section 6.2(b)(viii) of the Company Disclosure Letter;

(x)            lend money or make capital contributions or advances to or make investments in, any Person, or incur or guarantee any Indebtedness, except for (A) short-term borrowings, of not more than $200,000 in the aggregate, incurred in the ordinary course of business, (B) advances to employees and consultants for travel and other business related expenses in the ordinary course of business, (C) intercompany loans and capital contributions, (D) sales commission advances made in the ordinary course of business or (E) Indebtedness that will be discharged at the Closing;

(xi)           except as required by applicable Law, make, rescind or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Return, surrender any claim for a material refund of Taxes, consent to the extension or waiver of the statutory period of limitations applicable to any Tax claim or assessment (other than in connection with automatic extensions of the due date for filing a Tax Return), enter into any material closing agreement with respect to Taxes, or settle or compromise any material Tax assessment or other material Tax liability;

(xii)          commence any Legal Proceeding, except (A) with respect to routine matters in the ordinary course of business, (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to any such Legal Proceeding prior to commencement thereof), or (C) in connection with a breach of this Agreement or any other agreements contemplated hereby;

(xiii)         settle, release, waive or compromise any Legal Proceeding pending against any Acquired Company, other than (A) any Legal Proceeding relating to a breach of this Agreement or any other agreements contemplated hereby or (B) any one or more Legal Proceedings that results solely in an obligation involving only the payment of monies by the Company of not more than $500,000 in the aggregate;

(xiv)         enter into any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable Laws);

(xv)          implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, work schedule changes or other such actions that could reasonably be expected to require advance notice under the WARN Act;

(xvi)         adopt or implement any shareholder rights plan or similar arrangement;

(xvii)        make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may be required by (A)  GAAP, (B)  Regulation S-X under the Securities Act, or (C) any Governmental Body or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

(xviii)       adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xix)         (A) except as set forth on Section 6.2(b)(xix) (Amendable) of the Company Disclosure Letter, amend or modify, in either case in any material respect, waive any rights under, terminate, replace or release, settle or compromise any material claim, liability or obligation under any Material Contract or (B) enter into any Contract which if entered into prior to the Agreement Date would have been a Material Contract. Notwithstanding the foregoing, (1) the Company shall not be permitted to amend, modify, waive any rights under, terminate or replace any Contract set forth on Section 6.2(b)(xix) (Non-amendable) of the Company Disclosure Letter or otherwise execute or otherwise become subject to any Contract related to the foregoing or the subject matter thereof without Parent’s prior written consent (it being acknowledged and agreed that Parent may condition, withhold or delay its consent in its sole and absolute discretion) and (2) Parent covenants and agrees that it shall respond to any relevant request for consent to the taking of any such action described in this clause (xix) within forty eight (48) hours following receipt of such request from the Company; provided, however, that for any matter forth in Section 6.2(b)(xix) and 6.2(b)(xxi) of the Company Disclosure Letter, Parent shall have five (5) Business Days following receipt of such request to respond.

(xx)          waive or release any noncompetition, non-solicitation, nondisclosure, noninterference or non-disparagement obligation of any current or former employee or independent contractor;

(xxi)          take any of the actions specified in Section 6.2(b)(xxi) of the Company Disclosure Letter (it being acknowledged and agreed that Parent may condition, withhold or delay its consent to the Company taking any such actions in its sole and absolute discretion); or

(xxii)         authorize any of, or agree or commit to take, any of the actions described in clauses (i) through (xxi) of this Section 6.2(b).

(c)            Notwithstanding the foregoing, nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of any Acquired Company prior to the Effective Time, and nothing contained in this Agreement is intended to give any Acquired Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.

Section 6.3      No Solicitation.

(a)            During the Pre-Closing Period, the Company shall not, shall cause each of its Subsidiaries and each of its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, or propose the making, submission or announcement of, or knowingly induce, encourage, facilitate or assist, any inquiry, offer or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than Parent and its Affiliates and Representatives) any non-public information relating to any Acquired Company or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of any Acquired Company (other than Parent and its Affiliates and Representatives), in any such case, in connection with, or with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, any inquiry, offer or proposal that constitutes, or would reasonably be expected to lead to, any inquiry, offer or proposal that constitutes an Acquisition Proposal, (iii) participate, enter into, or engage in any discussions or negotiations with any Person with respect to an Acquisition Proposal (other than, in response to an inquiry that did not result from a breach of this Section 6.3, solely to refer such inquiring Person to the provisions contained in this Section 6.3 and contacting the Person making the Acquisition Proposal to the extent necessary to clarify the terms of the Acquisition Proposal), (iv) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or (v) waive or release any Person from, or fail to use reasonable best efforts to enforce, any standstill agreement or any standstill provisions of any Contract entered into in respect of an Acquisition Proposal; provided, however, the Company Board may take, or omit to take, any of the actions contemplated by clause (v) of this Section 6.3 in the event that the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board under applicable Law. The Company shall, and shall cause each of its Subsidiaries and each of its and their respective Representatives to, (A) cease and cause to be terminated any solicitation and any and all discussions or negotiations with any Person (other than Parent, Merger Sub, the Company, or any of their respective Affiliates or Representatives) with respect to any Acquisition Proposal and (B) terminate access by any Person (other than Parent, Merger Sub, the Company, or any of their respective Affiliates or Representatives) to any physical or electronic data room relating to any Acquisition Proposal.

(b)            Anything to the contrary herein notwithstanding, if at any time on or after the Agreement Date and prior to the Offer Acceptance Time, the Company receives an unsolicited bona fide written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made on or after the Agreement Date and did not result from any breach of this Section 6.3, and the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer and, after consultation with its outside legal counsel, that the failure to take such action described in clauses (i) and (ii) of this Section 6.3(b) would be inconsistent with its fiduciary duties pursuant to applicable Law, then the Company and its Representatives, after providing Parent with written notice of such determination, may (i) furnish, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company to the Person or group of Persons who has made such Acquisition Proposal; provided, that the Company shall as promptly as practicable (and no later than within twenty-four (24) hours) provide to Parent any non-public information concerning the Company that is provided to any Person given such access and was not previously provided to Parent or its Representatives and (ii) engage in or otherwise participate in any discussions or negotiations with the Person or group of Persons making such Acquisition Proposal; provided, in the case of the preceding clauses (i) and (ii), that at or prior to the first time that the Company furnishes any information to or participates in any discussions or negotiations with any such Person on or after the Agreement Date, the Company shall provide written notice to Parent of such determination of the Company Board described in this Section 6.3(b), together with the identity of such Person or group making such Acquisition Proposal.

(c)            During the Pre-Closing Period, the Company shall (i) promptly (and in any event within twenty-four (24) hours or, if first received on a Saturday, within forty-eight (48) hours) notify Parent of any inquiry, proposal or offer received by the Company or any of its Representatives that the Company Board believes is or would reasonably be expected to lead to an Acquisition Proposal, including the identity of the Person or group of Persons making such Acquisition Proposal, (ii) provide to Parent a summary of the material terms and conditions of any Acquisition Proposal, (iii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal on a reasonably prompt basis and (iv) upon the written request of Parent, reasonably inform Parent of the status of any Acquisition Proposal.

(d)            Nothing in this Agreement, including this Section 6.3, shall restrict the Company from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, (iii) making any legally required disclosure to the shareholders of the Company (provided, that any such disclosure that would otherwise constitute a Company Adverse Change Recommendation shall be made only in accordance with Section 6.4(b), it being understood and agreed that any such communication that reaffirms the Company Board Recommendation shall be deemed not to be a Company Adverse Change Recommendation), or (iv) communicating with any Person or group of Persons (or the representatives of such Person or group of Persons) that makes any Acquisition Proposal to the extent necessary to direct such Person or group of Persons to the provisions of this Section 6.3 or to clarify and understand the terms and conditions of an Acquisition Proposal made by such Person or group of Persons, and none of the foregoing actions shall be deemed to constitute a Company Adverse Change Recommendation.

Section 6.4      Company Board Recommendation.

(a)            The Company hereby consents to the Offer and represents, as of the Agreement Date, that the Company Board, at a meeting duly called and held, has made the Company Board Recommendation. Subject to Section 6.4(b), the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents. During the Pre-Closing Period, subject to Section 6.4(b), neither the Company Board nor any committee thereof shall (i)(A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation; (B) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within ten (10) days after Parent reasonably requests in writing or, if earlier, within two (2) Business Days before the Expiration Date (it being understood that the Company will have no obligation to make such reaffirmation on more than three (3) separate occasions); (D) following the commencement of a tender offer or exchange offer relating to the Shares by a Person unaffiliated with Parent, fail to publicly affirm the Company Board Recommendation and recommend that the Company’s shareholders reject such tender offer or exchange offer within ten (10) Business Days after the commencement of such tender offer or exchange offer pursuant to Rule 14e-2(a) promulgated under the Exchange Act (or, if earlier, by the close of business on the Business Day immediately preceding the scheduled date of the Offer Acceptance Time); or (E) fail to include the Company Board Recommendation in the Schedule 14D-9 when filed with the SEC or disseminated to the Company’s shareholders (any action described in this clause (i)(A) through (E) being referred to as a “Company Adverse Change Recommendation”) or (ii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Contract with respect to any Acquisition Proposal, requiring, or that would reasonably expect to cause, the Company to abandon, terminate or fail to consummate the Transactions (other than an Acceptable Confidentiality Agreement).

(b)            At any time prior to the Offer Acceptance Time:

(i)            if at any time on or after the Agreement Date and prior to the Offer Acceptance Time the Company has received a bona fide written Acquisition Proposal from any Person that has not been withdrawn and, after consultation with outside legal counsel, the Company Board (or a committee thereof) has determined, in good faith, that such Acquisition Proposal is a Superior Offer, then (x) the Company Board may make a Company Adverse Change Recommendation, or (y) subject to the Company’s compliance with Section 9.3(b), the Company may terminate this Agreement pursuant to Section 9.1(d)(i) solely if the Company and its Representatives shall have complied in all material respects with the provisions of Section 6.1 and this Section 6.4 with respect to the Superior Offer, but in each case under (x) or (y), if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s shareholders under applicable Law; (B) the Company shall have given Parent prior written notice of its intention to make a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 9.1(d)(i) at least four (4) Business Days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Change Recommendation or termination)  and, if desired by Parent, during such five (5) Business Day period shall have negotiated, and shall have caused its Representatives to negotiate, in good faith with respect to any revisions to the terms of this Agreement or another proposal, to the extent proposed by Parent, so that such Acquisition Proposal would cease to constitute a Superior Offer; and (C) (i) the Company shall have provided, and shall have directed its Representatives to provide, to Parent a summary of the material terms and conditions of the Acquisition Proposal in accordance with Section 6.3(d), (ii) the Company shall have given Parent the four (4) Business Days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and, to the extent requested by Parent, shall have negotiated in good faith with Parent and its Representatives with respect to such proposed revisions or other proposal, if any, and (iii) at the end of such five (5) Business Day period, the Company Board makes the determination under Section 6.4(b)(i)(A) (after taking into account the amendments to this Agreement and the Transactions proposed by Parent, if any). With respect to Section 6.4(b)(i), if there are any material amendments, revisions or changes to the terms of any such Superior Offer, the Company shall notify Parent of each such material amendment, revision or change and the applicable four (4)-Business Day period shall be extended until at least two (2) Business Days after the time that Parent receives notification from the Company of each such revision; and

(ii)            other than in connection with an Acquisition Proposal, the Company Board may make a Company Adverse Change Recommendation if and only if (A) a Change in Circumstance has occurred; (B) the Company shall have provided Parent a Determination Notice at least four (4) Business Days prior to making any such Company Adverse Change Recommendation; and (C) (x) the Determination Notice specifies in reasonable detail the facts and circumstances relating to such Change in Circumstance that render a Company Adverse Change Recommendation necessary and includes such documents, information and data in the Company’s possession as reasonably relate to such Change in Circumstance, (y) the Company shall have given Parent four (4) Business Days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Change in Circumstance would no longer necessitate a Company Adverse Change Recommendation, and, to the extent requested by Parent, shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (z) at the end of such four (4) Business Day period, the Company Board, after consultation with the Company’s outside legal counsel, makes the determination, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstance would be inconsistent with the fiduciary duties of the Company Board to the Company’s shareholders under applicable Law (after taking into account the amendments proposed to this Agreement and the Transactions by Parent, if any). With respect to this Section 6.4(b)(ii), if there are any material changes to the facts and circumstances relating to such Change in Circumstance, the Company shall notify Parent of each such material change and the applicable four (4) Business Day period shall be extended until at least two (2) Business Days after the time that Parent receives notification from the Company of each such material change.

Article 7

ADDITIONAL COVENANTS OF THE PARTIES

Section 7.1      Filings, Consents and Approvals.

(a)            Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents, and do, or cause to be done, all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the Transactions as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Body or other Person in connection with the consummation of the Transactions.

(b)            Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Merger Sub nor their respective Affiliates shall be obligated to take any of the following actions (and, without Parent’s prior written consent, the Company shall not take any of the following actions in furtherance of this Section 7.1(a)): (i) proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license, hold separate or other disposition of any asset, interest or business; (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, relationships, ventures, contractual rights, obligations or other arrangements; and (iii) any other behavioral undertakings and commitments whatsoever including but not limited to creating or consenting to create any relationships, ventures, contractual rights, obligations, or other arrangements and, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an order or decree or file appropriate applications with any Governmental Body in connection with any of the foregoing.

(c)            Without limiting the generality of anything contained in this Section 7.1, during the Pre-Closing Period, each of Company and Parent (on its and Merger Sub’s behalf) shall use its reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) give the other Party prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions, (iii) keep the other Party promptly informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly inform the other Party of any communication to or from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (v) promptly furnish to the other Party, subject to an appropriate confidentiality agreement to limit disclosure to outside counsel and consultants retained by such counsel, with copies of documents provided to or received from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (vi) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants retained by such counsel, consult in advance and cooperate with the other Party and consider in good faith the views of the other Party in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding, and (vii) except as may be prohibited by any Governmental Body or by any Law, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, each Party shall provide advance notice of and permit authorized Representatives of the other Party to be present at each meeting or conference, including any virtual or telephonic meetings and discussions, relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding; provided, however, that materials required to be provided pursuant to this Section 7.1(c) may be redacted (A) to remove references concerning the valuation of Parent, Merger Sub, Company, or any of their respective Subsidiaries or assets, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege concerns. Each Party shall supply as promptly as practicable such information, documentation, other material or testimony that may be reasonably requested by any Governmental Body, including by complying at the earliest reasonably practicable date with any reasonable request for additional information, documents or other materials received by any Party or any of their respective Subsidiaries from any Governmental Body in connection with such applications or filings for the Transactions.

(d)            Merger Sub and Parent shall not, before the Closing, permit any of their Affiliates to, directly or indirectly, acquire or agree to acquire any assets, business or any Person, whether by merger, consolidation, purchasing a substantial portion of the assets of or equity in any Person or by any other manner or engage in any other transaction or take any other action, if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase or other transaction or action would reasonably be expected to (i) impose any delay in the expiration or termination of any applicable waiting period or impose any delay in the obtaining of, or increase the risk of not obtaining, any Consent or Order of a Governmental Body necessary to consummate the Offer, the Merger and the other Transactions, including any approvals and expiration of waiting periods pursuant to the HSR Act or any other applicable Law, (ii) increase the risk of any Governmental Body entering, or increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary Order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Offer, the Merger and the other Transactions or (iii) otherwise delay or impede the consummation of the Offer, the Merger and the other Transactions.

Section 7.2      Employee Matters.

(a)            Parent agrees that from and after the Effective Time, Parent shall honor (or cause the Surviving Corporation to honor) all severance agreements for all Continuing Employees set forth on Section 7.2(a) of the Company Disclosure Letter, in each case, in accordance with their terms as in effect as of the Agreement Date (provided, however, that nothing in this Agreement shall be deemed to prohibit the Surviving Corporation, Parent or their respective Affiliates from amending, modifying, replacing or terminating such arrangements in accordance with their terms). For purposes of this Agreement, “Continuing Employee” means any employee of the Company who is employed by the Company as of immediately prior to the Effective Time and who continues to be employed by Parent or the Surviving Corporation (or any Affiliate thereof) following the Effective Time.

(b)            For the period beginning at the Effective Time and ending on December 31, 2024, Parent shall provide, or cause to be provided, to each Continuing Employee, in the discretion of Parent, (i) total target cash compensation (defined as base salary (or base wages, as the case may be), plus target short-term cash incentive compensation opportunities) that is either (A) no less favorable than the total target cash compensation that is provided to such Continuing Employee immediately prior to the execution of this Agreement or (B) substantially comparable to the total target cash compensation provided to similarly situated employees of Parent or its Subsidiaries as determined in Parent’s discretion and (ii) employee benefits (excluding change in control, transaction, retention, equity and equity-based or other long-term incentives, pension plans, retiree health and welfare, deferred compensation and severance arrangements (the “Specified Benefits”)) that are substantially comparable in the aggregate to the benefits (excluding the Specified Benefits) that are (1) provided to such Continuing Employee immediately prior to the execution of this Agreement pursuant to the Employee Plans set forth in Section 4.18(a) of the Company Disclosure Letter, (2) provided to similarly situated employees of Parent or its Subsidiaries as determined in Parent’s discretion or (3) a combination of (1) and (2).

(c)            From and after the Effective Time, Parent and the Surviving Corporation shall use commercially reasonable efforts to provide each Continuing Employee, subject to applicable Law and applicable Tax qualification requirements, full credit (for purposes of eligibility to participate, vesting, benefit accruals, and vacation entitlement) for service with the Acquired Companies of Parent or the Surviving Corporation, as applicable, in which such employees become participants on or after the Effective Time (each, a “Parent Plan”), to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Employee Plan in which such Continuing Employee participated or was eligible to participate in immediately prior to the Effective Time; in each case, to the extent permitted under the terms of the applicable Parent Plans and applicable Law.

(d)            To the extent relevant under any health or welfare benefit plan of Parent or the Surviving Corporation, Parent shall use commercially reasonable efforts to waive all limitations and exclusions as to pre-existing conditions, and all waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees, to the extent that such limitations, exclusions and waiting periods would not (or, as applicable, did not) apply under a similar employee benefit plan in which such employees participated prior to the Effective Time. In addition, Parent shall use commercially reasonable efforts to cause any eligible expense incurred by a Continuing Employee and his or her covered dependents during the portion of the plan year immediately before the Effective Time to be taken into account for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents under any health and welfare benefit plan of Parent or the Surviving Corporation, as if such amounts had been paid in accordance with the applicable health and welfare benefit plan of Parent or the Surviving Corporation.

(e)            Prior to making any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time (and in no event more than five (5) days) to review and comment on the communication, and the Company shall consider any such comments in good faith.

(f)            Prior to the Closing, the Company shall pay all 2023 Bonuses and provide evidence to Parent regarding the same.

(g)            The provisions of this Section 7.2 are solely for the benefit of the Parties to this Agreement, and no provision of this Section 7.2 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise or create any right in any Continuing Employee to continuing employment, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof.

Section 7.3      Indemnification of Officers and Directors.

(a)            All rights to indemnification, advancement of expenses and exculpation by the Company existing in favor of those Persons who are directors and officers of the Company as of the Agreement Date or have been directors and officers of the Company in the past (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, including in respect of the Transactions, as provided in the articles of incorporation and bylaws of the Company (as in effect as of the Agreement Date) and as provided in the indemnification agreements between the Company and said Indemnified Persons in the forms made available by the Company to Parent prior to the Agreement Date, shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons, and shall be observed by Parent, the Surviving Corporation and their successors and assigns to the fullest extent available under Pennsylvania Law for a period of six (6) years from the Effective Time, and any claim made pursuant to such rights within such six (6)-year period shall continue to be subject to this Section 7.3(a) and the rights provided under this Section 7.3(a) until disposition of such claim.

(b)            From the Effective Time until the earlier of (i) the sixth (6th) anniversary of the date on which the Effective Time occurs or (ii) such time as the Surviving Corporation ceases to exist, the articles of incorporation and the bylaws of the Surviving Corporation, as applicable, shall contain, and Parent shall cause the articles of incorporation and bylaws of the Surviving Corporation to so contain, to the extent permitted by applicable Law, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each Indemnified Party than are set forth in the articles of incorporation and bylaws of the Company as in effect on the date of this Agreement.

(c)            From the Effective Time until the sixth (6th) anniversary of the date on which the Effective Time occurs, the Surviving Corporation (together with their successors and assigns, the “Indemnifying Parties”) shall, to the fullest extent permitted under the articles of incorporation of the Company (as in effect as of the Agreement Date) and applicable Laws, indemnify, defend and hold harmless each Indemnified Person in his or her capacity as an officer or director of the Company against all losses, claims, damages, liabilities (including amounts paid in settlement or compromise), fees, expenses, judgments or fines incurred by such Indemnified Person as an officer or director of the Company in connection with any pending or threatened Legal Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was a director or officer of the Company at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the Transactions. Without limiting the foregoing, from the Effective Time until the sixth (6th) anniversary of the date on which the Effective Time occurs, the Indemnifying Parties shall also, to the fullest extent permitted under the articles of incorporation of the Company (as in effect as of the Agreement Date), advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 7.3(c).

(d)            From the Effective Time until the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall maintain, and Parent shall cause the Surviving Corporation to maintain, in effect, a directors’ and officers’ liability insurance maintained by the Company as of the Agreement Date for the benefit of the Indemnified Persons who are currently covered by such existing policy with respect to liability for their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Company (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy, or at or prior to the Effective Time, Parent or the Company may through a nationally recognized insurance broker approved by Parent (such approval not to be unreasonably withheld, delayed or conditioned) purchase a six (6)-year “tail” policy for the existing policy effective as of the Effective Time and if such “tail” policy has been obtained, it shall be deemed to satisfy all obligations to obtain or maintain insurance pursuant to this Section 7.3(c); provided, however, that in no event shall the Surviving Corporation be required to expend in any one (1) year an amount in excess of 300% of the annual premium currently payable by the Company with respect to such current policy, it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount.

(e)            In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume or otherwise be responsible for the obligations set forth in this Section 7.3.

(f)            The provisions of this Section 7.3 shall survive the acceptance of Shares for payment pursuant to the Offer and the consummation of the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. This Section 7.3 may not be amended, altered or repealed after the Offer Acceptance Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

Section 7.4      Transaction Litigation. Prior to the Effective Time, the Company shall promptly notify Parent of any Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof (to the extent that, based on the advice of outside counsel, the Company would not waive the attorney-client privilege between the Company and its counsel by doing so). The Company shall control any Transaction Litigation, provided that the Company will give Parent (a) the reasonable opportunity to review and comment on all material filings or responses to be made by the Company in connection with such Transaction Litigation and (b) the right to consult on the settlement with respect to such Transaction Litigation. The Company shall in good faith take any such comments or consultation from Parent into account. No such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent the settlement is fully covered by the Company’s insurance policies (other than any applicable deductible), but only if such settlement would not result in the imposition of any restriction on the business or operations of the Company after the Closing Date.

Section 7.5      Further Assurances. Without limitation or contravention of the provisions of Section 7.1, and subject to the terms and conditions of this Agreement, Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party will use commercially reasonable efforts to (a) make all filings (if any) and give all notices (if any) required to be made and given by such Party pursuant to any Material Contract and each Contract set forth on Section 7.5(a) of the Company Disclosure Letter in connection with the Offer and the Merger and the other Transactions, (b) obtain each Consent (if any) required to be obtained pursuant to any Material Contract by such Party in connection with the Transactions to the extent requested in writing by Parent or as otherwise set forth on Section 7.5(b) of the Company Disclosure Letter, (c) seek to lift any restraint, injunction or other legal bar to the Offer, the Merger or the other Transactions brought by any third party against such Party, and (d) take such further actions as set forth on Section 7.5(d) of the Company Disclosure Letter. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent sought or obtained by the Company during the Pre-Closing Period and otherwise keep Parent reasonably apprised of the Company’s actions under this Section 7.5.

Section 7.6      Public Announcements; Disclosure. The initial press release relating to this Agreement shall be a press release issued by the Company in the form agreed to between the Parties prior to the execution of this Agreement, and thereafter, Parent and the Company shall, unless prohibited by Law, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Offer, the Merger, this Agreement or any of the other Transactions and shall not issue any such press release or make any such public statement without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, (a) subject to any other applicable terms of this Agreement, the Parties may make any disclosures, reports, schedules, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished with the SEC as required by applicable federal securities Laws, provided that, each Party shall give the other Parties a reasonable opportunity to review and comment on such disclosures and will consider such comments in good faith, and (b) the Company need not consult with Parent in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 6.3(d) or with respect to any Acquisition Proposal or Company Adverse Change Recommendation.

Section 7.7      Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Offer, the Merger or any of the other Transactions, each of Parent and the Company and their respective boards of directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Offer, the Merger or the other Transactions.

Section 7.8      Section 16 Matters. The Company, and the Company Board, shall, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of the Shares and Company Stock Awards in the Transactions by applicable Section 16 individuals and to cause such dispositions or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.9      Rule 14d-10 Matters. Prior to the Effective Time and to the extent permitted by applicable Laws, the compensation committee of the Company Board shall approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between the Company or any of its Affiliates and any of the officers, directors or employees of the Company that are effective as of the Agreement Date or are entered into after the Agreement Date and prior to the Effective Time pursuant to which compensation is paid to such officer, director or employee and shall take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.

Section 7.10      Merger Sub Shareholder Consent. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 1766 of the PBCL and in its capacity as the sole shareholder of Merger Sub, a written consent adopting this Agreement.

Section 7.11      Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq as promptly as practicable after the Effective Time and the deregistration of the Shares under the Exchange Act as promptly as practicable after such delisting. Upon Parent’s reasonable determination that the Surviving Corporation is reasonably expected to be required to file any quarterly or annual reports (including any amendments to any annual reports) pursuant to the Exchange Act prior to the deregistration of the Shares under the Exchange Act, the Company shall cooperate in good faith with Parent prior to the Closing with respect to such reports, including, at Parent’s option and if permitted by Law, (a) filing any such reports prior to the Closing or (b) preparing drafts of any such reports in such form and substance such that the reports can be timely filed by the Surviving Corporation following the Closing and, when filed, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and comply in all material respects with the provisions of applicable Law.

Section 7.12      Other Agreements and Understandings. Without the prior written consent of the Company Board, neither Parent nor Merger Sub (or any other Affiliate of Parent) shall enter into any Contract or other agreement, arrangement or understanding (whether oral or written) or commitment to enter into an agreement, arrangement or understanding (whether oral or written) (a) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand, as of the Agreement Date that relate in any way to the Company or the Transactions or (b) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature from the Offer Price or Merger Consideration.

Section 7.13      Interim Operations of Merger Sub. During the period from the Agreement Date through the earlier of the Effective Time or the date of termination of this agreement, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

Section 7.14      Payoff Letters. At least one (1) Business Day prior to the Offer Acceptance Time, the Company shall, and shall cause its Representatives to, deliver to Parent executed customary payoff letters in form and substance reasonably acceptable to Parent from the relevant lender or other counterparty under the Company Credit Agreement, the Seller Note and any other Contract providing for Indebtedness for borrowed money or subjecting the Company’s assets to Encumbrances in connection therewith (“Debt Contracts”) that (a) reflect the amounts required in order to pay in full all such amounts outstanding pursuant to the Debt Contracts as of the Closing (collectively, the “Payoff Amount”) and (b) provide that, upon payment in full of the amounts indicated, all Encumbrances securing such outstanding amounts pursuant to the Debt Contracts with respect to the assets of the Company and the Subsidiaries of the Company shall be terminated and of no further force and effect, and the Company shall use commercially reasonable efforts to obtain drafts of such customary payoff letters at least five (5) Business Days prior to the Offer Acceptance Time.

Article 8

CONDITIONS PRECEDENT TO THE MERGER

The obligations of the Parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

Section 8.1      No Restraints. There shall not have been issued by any court of competent jurisdiction and remain in effect any temporary, preliminary or permanent Order preventing the consummation of the Merger, nor shall any Law (other than any Antitrust Law) have or Order been promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Body of competent jurisdiction and remain in effect which directly or indirectly prohibits, or makes illegal the consummation of the Merger.

Section 8.2      Consummation of Offer. Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment all of the Shares validly tendered pursuant to the Offer and not withdrawn.

Article 9

TERMINATION

Section 9.1      Termination. This Agreement may be terminated, and the Offer and the Merger may be abandoned:

(a)            by mutual written consent of Parent and the Company at any time prior to the Offer Acceptance Time;

(b)            by either Parent or the Company:

(i)            Termination Upon End Date: if the Offer Acceptance Time shall not have occurred on or before 5:00 p.m., Eastern Time, on August 28, 2024 (the “End Date”); provided, that neither Parent nor the Company shall be permitted to terminate this Agreement pursuant to this Section 9.1(b)(i) in the event that the failure of the Offer Acceptance Time to occur on or prior to the End Date is attributable to the failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party; or

(ii)            Termination Upon Legal Impediment: if a court or other Governmental Body of competent jurisdiction shall have issued an Order, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal, which Order shall be final and nonappealable; provided, however, that neither Parent nor the Company shall be permitted to terminate this Agreement pursuant to this Section 9.1(b)(ii) in the event that such Party’s breach in any material respect of any provision of this Agreement shall have been the cause of, or resulted in, the issuance of such final and nonappealable Order.

(c)            by Parent, at any time prior to the Offer Acceptance Time:

(i)            Termination upon Trigger Event: if, whether or not permitted to do so, (A) the Company Board shall have effected a Company Adverse Change Recommendation; or (B) the Company is in Willful Breach, or has Willfully Breached, of any of its obligations pursuant to Section 6.3 (each of clauses (A) and (B), a “Trigger Event”); or

(ii)            Termination upon Company Breach: a breach of any representation or warranty contained in Article 4 of this Agreement (Representations and Warranties of the Company) or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that the conditions set forth in clause (b) (Representations and Warranties of the Company) or clause (c) (Covenants of the Company) of Annex I would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured, shall not have been cured within thirty (30) days of the date on which Parent gives the Company written notice of such breach or failure to perform; provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(ii) if either Parent or Merger Sub is then in material breach of any of its respective representation, warranty, covenant or obligation hereunder.

(d)            by the Company, at any time prior to the Offer Acceptance Time:

(i)             Termination for Superior Offer: in order to accept a Superior Offer and substantially concurrently with such termination enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”), if (A) the Company Board has determined that an Acquisition Proposal constitutes a Superior Offer in accordance with Section 6.4, (B) the Company has complied in all material respects with its covenants and obligations under Section 6.3 (No Solicitation) and Section 6.4(b)(i) (Company Board Recommendation), and (C) the Company, prior to or concurrently with such termination, pays to Parent the Company Termination Fee;

(ii)            Termination Upon Parent Breach: if a breach of any representation or warranty contained in Article 5 of this Agreement (Representations and Warranties of Parent and Merger Sub) or failure to perform any covenant or obligation in this Agreement on the part of Parent or Merger Sub shall have occurred, in each case if such breach or failure would reasonably be expected to prevent Parent or Merger Sub from consummating the Transactions and such breach or failure cannot be cured by Parent or Merger Sub, as applicable, by the End Date, or if capable of being cured, shall not have been cured within thirty (30) days of the date the Company gives Parent written notice of such breach or failure to perform; provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(ii) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder; provided further, that the Company’s rights to terminate this Agreement in connection with a breach by Parent or Merger Sub of their obligations under Section 2.1(a) (Commencement of the Offer) shall be governed by Section 9.1(d)(iii) (Termination Upon Offer Breach) and not this Section 9.1(d)(ii) (including with respect to the foregoing proviso or any applicable cure period); or

(iii)           Termination Upon Offer Breach: in the event that (A) Merger Sub shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in Section 2.1(a) (Commencement of the Offer), (B) Merger Sub shall have terminated the Offer prior to the effective Expiration Date (as such Expiration Date may be extended and re-extended in accordance with Section 2.1(c) (Expiration and Extension of the Offer)) unless otherwise permitted to do so pursuant to this Agreement, or (C) Merger Sub shall have failed to purchase all Shares validly tendered (and not validly withdrawn) when required to do so in accordance with the terms of this Agreement; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(d)(iii) if the failure of Merger Sub to commence the Offer within the period specified in Section 2.1(a) or Merger Sub to purchase the Shares validly tendered (and not validly withdrawn) when required to do so in accordance with the terms of this Agreement is caused by or results from, in whole or in part, any breach by the Company of, or failure on the part of Company to perform, any covenant or obligation in this Agreement required to be performed by the Company for such commencement of the Offer or such acceptance and payment for all Shares.

Section 9.2      Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1 (Termination), written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates following any such termination; provided, however, that (a) Section 2.1(d) (Termination of Offer), Section 2.2(b) (Shareholder Lists), Section 7.1(d) (Filings, Consents and Approvals), this Section 9.2 (Effect of Termination), Section 9.3 (Expenses; Company Termination Fee) and Article 10 (Miscellaneous and Other Provisions) shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Non-Disclosure Agreement shall be terminated and only the confidentiality obligations set forth therein shall survive the termination of this Agreement and remain in full force and effect in accordance with their terms; and (c) the termination of this Agreement shall not, subject to Section 10.15, relieve any Party from any claim, liability or damages to the other in respect of any fraud or willful or intentional breach of this Agreement prior to such termination except as set forth in Section 9.3(b)(ii). Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 10.5(b) (Specific Performance; Remedies) in lieu of terminating this Agreement pursuant to Section 9.1 (Termination).

Section 9.3      Expenses; Company Termination Fee.

(a)            Expenses. Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Offer and Merger are consummated, provided, however, that if the Closing occurs, then Parent shall promptly pay or cause to be paid (i) by wire transfer of immediately available funds all amounts owing (whether or not then due and payable) by the Company or any of its Subsidiaries as out-of-pocket advisory, broker, accounting, legal, investment banking and other professional fees incurred in connection with the Transactions and (ii) to the recipient thereof, in accordance with the applicable terms, all sale, change in control, transaction or retention bonuses or severance payments or other transaction-related payments to be paid to any current or former employee, director, officer or other service provider of any of the Company or any of its Subsidiaries becomes payable as a result of the execution of this Agreement or the consummation of the Transactions (whether alone or in connection with any subsequent event(s)) as and when due, subject to the receipt of customary payoff letters, invoices or termination agreements, as applicable, to the extent reasonably requested by Parent. The Company represents and warrants that Section 9.3(a) of the Company Disclosure Letter includes all of the expenses that the Company or the Surviving Corporation estimates in good faith that it will incur or is or will be obligated to pay at or in connection with the Closing with respect to the Transactions.

(b)            Company Termination Fee.

(i)            In the event that: (A) this Agreement is terminated by the Company in accordance with Section 9.1(d)(i) (Termination for Superior Offer); (B) this Agreement is terminated by Parent in accordance with Section 9.1(c)(i) (Termination Upon Trigger Event); or (C) this Agreement is terminated (1) by the Company or Parent pursuant to Section 9.1(b)(i) (Termination Upon End Date) or (2) by Parent pursuant to Section 9.1(c)(ii) (Termination upon Company Breach) hereof (provided that in either case, at the time of such termination, the Minimum Condition is not satisfied and, with respect to any termination by the Company pursuant to Section 9.1(b)(i) (Termination Upon End Date), the right to terminate this Agreement pursuant to Section 9.1(b)(i) (Termination Upon End Date) was then available to Parent) and, in the case of clauses (1) and (2) immediately above, (y) prior to such termination, a bona fide Acquisition Proposal shall have been made to the Company or is publicly disclosed (whether by the Company or a third party), and in each case, is not withdrawn prior to such termination; and (z) within twelve (12) months after such termination of this Agreement (a) a transaction relating to an Acquisition Proposal is consummated or (b) a definitive agreement relating to an Acquisition Proposal is entered into by the Company which Acquisition Proposal is subsequently consummated, in the case of each of subclause (a) and (b), whether or not such Acquisition Proposal is the same as the one referred to in clause (y) hereof (provided, that for purposes of this clause (z) the references to “15%” and “85%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”); then, in each such event of (A), (B) or (C) under this Section 9.3(b)(i), the Company shall pay, or shall cause to be paid, to Parent the Company Termination Fee by wire transfer of same day funds to an account designed in writing by Parent (1) in the case of a termination by the Company pursuant to Section 9.1(d)(i) (Termination for Superior Offer), concurrently with and as a condition to the termination of this Agreement, (2) in the case of a termination by Parent in accordance with Section 9.1(c)(i) (Termination Upon Trigger Event), within two (2) Business Days after such termination, or (3) in the case of a termination pursuant to Section 9.1(b)(i) (Termination Upon End Date) or Section 9.1(c)(ii) (Termination upon Company Breach) (in either case, under the circumstances described in Section 9.3(b)(i)(C)), within two (2) Business Days after the consummation of the Acquisition Proposal referred to in clause (z) of this Section 9.3(b)(i). Anything to the contrary in this Agreement notwithstanding, the Parties agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. As used herein, the “Company Termination Fee” means a cash amount equal to $5,000,000. The receipt of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates and Representatives or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates and Representatives (collectively, “Parent Related Parties”) or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company, any of its Affiliates or any of its Representatives arising out of, relating to, or in connection with, this Agreement, any of the Transactions or any matters forming the basis for such termination; provided, however, that, nothing in this Section 9.3(b)(i) or Section 9.3(b)(ii) shall limit the rights of Parent or the Merger Sub under Section 10.5 or in the case of common law fraud or Willful Breach.

(ii)            Subject to the proviso to the last sentence of Section 9.3(b)(i), Parent’s right to receive payment from the Company of the Company Termination Fee pursuant to this Section 9.3(b) and any payments pursuant to Section 9.3(a) shall be the sole and exclusive remedy of the Parent Related Parties against the Company and any of their respective former, current or future officers, directors, partners, shareholders, optionholders, managers, members, Affiliates or Representatives (collectively, “Company Related Parties”) in any circumstance in which the Company Termination Fee becomes due and payable, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to, arising out of, or in connection with, this Agreement or the Transactions. For the avoidance of doubt, Parent or Merger Sub may seek specific performance to cause the Company to consummate the Transactions in accordance with Section 10.5(b) or the payment of the Company Termination Fee pursuant to this Section 9.3(b). For the avoidance of doubt, although Parent or Merger Sub may pursue both equitable relief and monetary damages (including payment of the Company Termination Fee), in no event shall Parent or Merger Sub be entitled to receive both (i) specific performance that results in the occurrence of the Closing and (ii) the payment of the Company Termination Fee pursuant to this Section 9.3(b).

(iii)           Each Party acknowledges that the agreements contained in this Section 9.3 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company or Parent, as applicable, fails to timely pay any amount due pursuant to this Section 9.3, and, in order to obtain the payment, Parent or the Company, as applicable, commences a Legal Proceeding which results in a judgment against the Company or Parent, as applicable, the Company shall pay Parent or Parent shall pay to the Company, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

Article 10

MISCELLANEOUS PROVISIONS

Section 10.1      Amendments. Subject to the provisions of applicable Law, prior to the Effective Time, this Agreement may be amended by an instrument in writing signed on behalf of each of the Parties.

Section 10.2      Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 10.3      No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms expressly apply or are to be performed in whole or in part after the Effective Time and (b) this Article 10.

Section 10.4      Entire Agreement; Counterparts. This Agreement (including the Company Disclosure Letter and the exhibits, annexes, schedules and instruments referred to herein) constitute the entire agreement and supersede all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, however, that the Non-Disclosure Agreement shall not be superseded and shall remain in full force and effect; provided, further, that, if the Effective Time occurs, the Non-Disclosure Agreement shall automatically terminate and be of no further force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) in pdf, DocuSign or similar format and transmitted by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 10.5      Applicable Laws; Jurisdiction; Specific Performance; Remedies.

(a)            Applicable Laws; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. In any action or proceeding arising out of or relating to this Agreement or any of the Transactions: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this Section 10.5(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 10.8. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions in the Court of Chancery of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum (including, any claim based on the doctrine of forum non conveniens or any similar doctrine). The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b)            Specific Performance; Remedies. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the terms and conditions of this Section 10.5(b), the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.5(a), this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the provisions set forth in Section 9.3: (x) except with respect to monetary damages, are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (y) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement and (iii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent nor Merger Sub would have entered into this Agreement. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.5(b) shall not be required to provide any bond or other security in connection with the seeking of any such injunction or specific performance.

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.6      Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void ab initio and of no effect.

Section 10.7      No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (i) if the Offer Acceptance Time occurs (A) the right of the Company’s shareholders to receive the Offer Price or Merger Consideration, as applicable, and (B) the right of the holders of Company Stock Awards to receive the Merger Consideration pursuant to Section 3.8; (ii) each Indemnified Person set forth in Section 7.3; (iii) the limitations on liability of the Company Related Parties set forth in Section 9.3(b)(ii); (iv) as provided in Section 10.14 (with respect to the Debt Financing Sources); and (v) as provided in Section 10.15. Notwithstanding the foregoing, the Company shall have the right to recover, through a Legal Proceeding brought by the Company, damages from Parent in the event of a breach of this Agreement by Parent or Merger Sub, in which event the damages recoverable by the Company for itself and on behalf of the holders of Shares shall be determined by reference to the total amount, including the loss of the economic benefit of the Transactions, that would have been recoverable under the circumstances of such breach by such holders of Shares if all such holders brought an action against Parent and were recognized as third-party beneficiaries hereunder. Notwithstanding anything herein to the contrary, the rights granted pursuant to the preceding sentence of this Section 10.7 with respect to the recovery of damages based on the losses suffered by the holders of Shares (including the loss of the economic benefit of the Transactions to the holders of Shares ) shall only be enforceable on behalf of the holders of Shares by the Company in its sole and absolute discretion, as agent for the holders of Shares, and not by any other Person. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties and that, in some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Agreement Date or as of any other date.

Section 10.8      Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) Business Days after being sent by registered mail or by courier or express delivery service, or (c) when sent if sent by email transmission; provided that in each case the notice or other communication is sent to the physical address or email address, as applicable, set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

if to Parent or Merger Sub (or following the Effective Time, the Company):

CoreRx, Inc.

4509 Creedmoor Road, Suite 403

Raleigh, North Carolina 27612

Attention: Ajay Damani

Email: [OMITTED]

with a copy to (which shall not constitute notice):

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

150 Fayetteville Street, Suite 2300

Raleigh, North Carolina 27609

Attention: Gerald F. Roach, Byron B. Kirkland and Heyward D. Armstrong

Email: groach@smithlaw.com; bkirkland@smithlaw.com; harmstrong@smithlaw.com if to the Company (prior to the Effective Time):

Societal CDMO, Inc.

1 E. Uwchlan Ave., Suite 112

Exton, PA

Attention: David Enloe

Email: [OMITTED]

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

One Commerce Square

2005 Market Street, 32nd Floor

Philadelphia, PA 19103

Attention: Rachael Bushey, Jennifer Porter and Laura Gulick

Email: RBushey@goodwinlaw.com, JPorter@goodwinlaw.com and

    LGulick@goodwinlaw.com

Section 10.9      Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, the remaining provisions of this Agreement will be enforced so as to conform to the original intent of the Parties as closely as possible such that the Transactions are fulfilled to the fullest extent possible.

Section 10.10      Cooperation. The Parties agree to provide reasonable cooperation with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such actions as may be reasonably requested by the other Parties to evidence or effect the Transactions and to carry out the intent and purposes of this Agreement.

Section 10.11      Transfer Taxes. Except as expressly provided in Section 3.6(b), all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with this Agreement and the Transactions shall be paid by Parent and Merger Sub when due and payable, and the Company shall cooperate with Parent and Merger Sub in preparing, executing and filing all necessary Tax Returns with respect to such Transfer Taxes.

Section 10.12      Interpretations.

(a)            For purposes of this Agreement, the Parties agree that:

(i)            whenever the context requires, the singular number shall include the plural, and vice versa;

(ii)            the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”;

(iii)           the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation;”

(iv)          the meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders;

(v)           where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires;

(vi)          a reference to any specific Law or to any provision of any Law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto) as of such date;

(vii)          references to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented as of the Agreement Date or, thereafter from time to time;

(viii)        the information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of Contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement or such information constitutes a representation or warranty of the Company;

(ix)           the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”);

(x)            all references to “dollars” or “$” are to U.S. Dollars, unless expressly stated otherwise;

(xi)           the measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one (1) month following August 18 is September 18 and one (1) month following August 31 is October 1); and

(xii)          the phrases “made available to Parent,” “delivered to Parent” or “provided to Parent” and similar phrases as used herein with respect to any documents or information mean that, except as set forth in Section 10.12(a)(xii) of the Company Disclosure Letter, (a) such information or documents were contained, and accessible for a continuous period of at least 48 hours preceding the time at which the Parties mutually release their respective signature pages to execute this Agreement, in unredacted form in the virtual data room hosted by the Company on Datasite and (b) Parent and its designated Representatives had unrestricted access and notification rights to such documents and information during such period.

(b)            Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall require the Company to take any action in violation of applicable Law.

(c)            This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted. Time is of the essence with respect to the performance of the obligations set forth in this Agreement and the provisions hereof will be interpreted as such.

Section 10.13      Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement and any other Section or subsection of this Agreement where the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

Section 10.14      Debt Financing Source Matters. Notwithstanding anything herein to the contrary, the Company, on behalf of itself and its Subsidiaries, hereby (a) agrees that the Debt Financing Sources will not have any liability (whether in contract or in tort, in law or in equity, or granted by statute or otherwise) for any claims, causes of action, obligations or any related losses, costs or expenses arising under, out of, in connection with or related in any manner to this Agreement or any of the Transactions or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach, (b) agrees that any Debt Financing and any dispute arising under, out of, in connection with or related in any manner to any Debt Financing will be governed by and construed in accordance with the Laws of the State of New York, (c) irrevocably and unconditionally waives, to the fullest extent permitted by Law, any right it may have to a trial by jury in respect of any ligation directly or indirectly arising out of any Debt Financing or the performance of services in respect thereof or thereunder, (d) agrees (without limiting the foregoing clause (a)) not to bring any suit, action or proceeding against the Debt Financing Sources or which may arise pursuant to any Debt Financing or the performance of services in respect thereof or thereunder in any forum other than a New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in the City of New York, and the Company on behalf of itself and its Subsidiaries irrevocably consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, and agrees that it will not, and will not support any of its Affiliates in bringing, any suit, action or proceeding in any other court, (e) agree in no event will any Debt Financing Source be liable to the Company or its Subsidiaries for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business, or anticipated savings), or damages of a tortious nature in connection with any Debt Financing and (f) agrees that the Debt Financing Sources are express third party beneficiaries of this Section 10.14 of this Agreement, and the Debt Financing Sources may enforce such rights under such provisions, and such provisions (and any definitions used in such provisions or any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provisions would materially modify and abrogate the substance of this Section) shall not be amended, supplemented, waived or otherwise modified in any way adverse to any Debt Financing Source without the prior written consent of each related Debt Financing Source. Notwithstanding anything to the contrary contained herein, any modification, waiver or termination of (i) Section 10.5, (ii) Section 10.7 or (iii) this Section 10.14 or the definition of “Debt Financing Sources” (or any other provision of this Agreement to the extent such modification, waiver or termination would modify the substance of such Sections or such definition) that is adverse to any Debt Financing Source will not be effective without the prior written consent of such Debt Financing Source. This Section 10.14 will, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary. The provisions of this Section 10.14 will survive any termination of this Agreement.

Section 10.15      Non-recourse. Each Party agrees, on behalf of itself and its Affiliates and its and their respective Representatives, that all proceedings, claims, obligations, liabilities or causes of action (whether in contract or in tort, at law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to (i) this Agreement or the Transactions, (ii) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (iii) any breach or violation of this Agreement and (iv) any failure of the Transactions to be consummated, in each case, may be made only against (and are those solely of) the Persons that, with respect to this Agreement, are expressly identified herein as Parties to this Agreement and, with respect to any other agreement delivered or executed in connection herewith, that are parties to such agreement, in each case in accordance with, and subject to the terms and conditions of, the applicable agreement. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement to the contrary, each Party covenants, agrees and acknowledges, on behalf of itself and its respective Affiliates and its and their respective Representatives, that no recourse under this Agreement or in connection with any Transactions shall be sought or had against any other Person (each, a “Non-recourse Party”) and no Non-recourse Party shall have any liabilities or obligations (whether in contract or in tort, at law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related to the items in the immediately preceding clauses (i) through (iv), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related to the items in the immediately preceding clauses (i) through (iv), in each case, except for claims that Merger Sub, Parent, QHP Capital, L.P. (solely with respect to the Non-Disclosure Agreement) or the Company, as applicable, may assert (A) against another Person that is a party to, and solely pursuant to the terms and conditions of, the Non-Disclosure Agreement or any Support Agreement and (B) against Merger Sub, Parent or the Company in accordance with, and pursuant to the terms and conditions of, this Agreement. The Parties acknowledge and agree that the Non-recourse Parties are intended third-party beneficiaries of this Section 10.15.

[Signature pages follow]

In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

SOCIETAL CDMO, INC.

By:	/s/ J. David Enloe, Jr.
Name:	J. David Enloe, Jr.
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

CORERX, INC.

By:	/s/ Ajay Damani
Name:	Ajay Damani
Title:	Chief Executive Officer

CANE MERGER SUB, INC.

By:	/s/ Jeffrey Edwards
Name:	Jeffrey Edwards
Title:	President

ANNEX I

CONDITIONS TO THE OFFER

The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger to which this Annex I is attached (the “Agreement”) unless specifically defined in this Annex I. The obligation of Merger Sub to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses (a) through (h) below. Accordingly, notwithstanding any other provision of the Offer or this Agreement to the contrary, Merger Sub shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer) purchase any shares of Company Common Stock validly tendered (and not validly withdrawn as of immediately prior to the expiration of the Offer) pursuant to the Offer if any of the following conditions shall not be satisfied immediately prior to the expiration of the Offer:

(a)            the number of Shares (i) “purchased” (as such term is defined in Section 321(f) of the PBCL) by Parent or Merger Sub in accordance with the Offer, (ii) otherwise owned by Parent or Merger Sub or by any parent of Parent or Merger Sub or any wholly owned subsidiary of any of the foregoing, or (iii) subject to an agreement that they are to be transferred, contributed or delivered to the Merger Sub, any parent of Merger Sub or any wholly owned subsidiary of any of the foregoing in exchange for shares or interests in Parent or Merger Sub or such parent or subsidiary, collectively represent at least one (1) Share more than 50% of the then issued and outstanding Shares at the time of the expiration of the Offer (the “Minimum Condition”);

(b)

(i)            the representations and warranties of the Company set forth in Section 4.1 (Due Organization; Subsidiaries, Etc.), Section 4.3 (Authority; Binding Nature of Agreement), Section 4.4 (Capitalization, Etc.) (solely with respect to subsections (b) and (e)), Section 4.5 (Non-Contravention; Consents) (solely with respect to clause (a)); Section 4.25 (Merger Approval), Section 4.26 (Opinion of Financial Advisor) (first sentence only) and Section 4.27 (Brokers and Other Advisors) of the Agreement shall have been accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all material respects at and as of the Offer Acceptance Time as if made on and as of such time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such other date or time);

(ii)            the representations and warranties of the Company set forth in Section 4.4 (Capitalization, Etc.) (solely with respect to subsections (a), (c), and (d)) and Section 4.7 (Absence of Changes) (solely with respect to subsection (a)) shall have been accurate in all respects as of the Agreement Date and shall be accurate in all respects (other than de minimis inaccuracies and inaccuracies resulting from actions permitted by this Agreement or consented to by Parent) at and as of the Offer Acceptance Time as if made on and as of such time (it being understood that the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(ii)) only as of such date);

I-1

(iii)           all of the other representations and warranties of the Company set forth in the Agreement (other than those referred to in clauses (b)(i) or (b)(ii) above) shall have been accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all respects at and as of the Offer Acceptance Time as if made on and as of such time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such other date or time), except where any failure of any representation or warranty to be so accurate has not had, and would not reasonably be expected to have, individually or in the aggregate with any other failures of any representations and warranties of the Company, a Material Adverse Effect;

(c)            the Company shall have complied with or performed in all material respects all of the Company’s covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time;

(d)            since the Agreement Date, there shall not have occurred nor shall there be continuing any Effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(e)            any waiting period (or any extension thereof) applicable to the Offer under the HSR Act shall have expired or been terminated (the “Regulatory Condition”);

(f)            Parent and Merger Sub shall have received a certificate executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer confirming that the conditions set forth in clauses (b), (c) and (d) of this Annex I have been duly satisfied;

(g)            there shall not have been issued by any court of competent jurisdiction or remain in effect any temporary, preliminary or permanent Order preventing the acquisition of or payment for Shares pursuant to the Offer, nor shall any Law (other than any Antitrust Law) have or Order been promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Body of competent jurisdiction and remaining in effect that directly or indirectly enjoins, restrains or otherwise prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger (the “Order Condition”); and

(h)            this Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions are for the sole benefit of Parent and Merger Sub and other than each of the Minimum Condition, Order Condition, and Regulatory Condition, may be waived (but solely to the extent permitted by the Agreement and applicable Law) by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub.

I-2